Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

GLAXOSMITHKLINE LLC,

a Delaware limited liability company;

REDROSE ACQUISITION CO.,

a Delaware corporation;

RAPT THERAPEUTICS, INC.,

a Delaware corporation;

and

solely for purposes of Section 8.11

GSK PLC,

a public limited company organized under the laws of England and Wales

Dated as of January 19, 2026

i

ii

Exhibits

Exhibit A	Definitions
Exhibit B	Form of Certificate of Incorporation of Surviving Corporation
Exhibit C	Form of Bylaws of Surviving Corporation

Annexes

Annex I	Conditions to the Offer

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of January 19, 2026 (the “Agreement Date”), by and among: GlaxoSmithKline LLC, a Delaware limited liability company (“Parent”); Redrose Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); RAPT Therapeutics, Inc., a Delaware corporation (the “Company”); and, solely for purposes of Section 8.11, GSK plc, a public limited company organized under the laws of England and Wales (“Ultimate Parent”). Certain capitalized or otherwise defined terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement, Parent has agreed to cause Purchaser to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for $58.00 per Share (such amount or any higher amount per Share paid pursuant to the Offer, being the “Offer Price”) to the seller in cash, without interest, subject to any applicable withholding Taxes.

B. Following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 2.5, (i) each issued and outstanding Share (other than any Excluded Shares) as of the Effective Time shall be converted into the right to receive the Offer Price, without interest, subject to any applicable withholding Taxes and (ii) the Company shall become a direct wholly owned Subsidiary of Parent as a result of the Merger.

C. The board of directors of the Company (the “Company Board”) has unanimously (i) determined that the entry into this Agreement and the consummation of Transactions are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) determined that the Merger shall be governed and effected in accordance with Section 251(h) of the DGCL, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the recommendation of the Company Board, the “Company Board Recommendation”).

D. The board of directors (or managers, as applicable) of each of Parent and Purchaser has unanimously (i) determined that the entry into this Agreement and the consummation of the Transactions are advisable, and in the best interest of Parent and Purchaser and their respective stockholders or members (as applicable) and (ii) authorized and approved the execution, delivery and performance by each of Parent and Purchaser of this Agreement and the consummation of the Transactions.

E. Each of Parent, Purchaser and the Company acknowledges and agrees that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time.

F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, certain stockholders of the Company are executing and delivering a Tender and Support Agreement in favor of Parent and Purchaser (the “Tender and Support Agreements”), pursuant to which such stockholders, among other things, will agree to tender all Shares beneficially owned by them to Purchaser in the Offer.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE OFFER

1.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement has not been terminated in accordance with Section 7, as promptly as practicable after the Agreement Date but in no event later than 10 business days after the Agreement Date, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer upon the terms and subject to the conditions set forth herein.

(b) Terms and Conditions of the Offer. Subject solely to the satisfaction or (to the extent permitted) waiver of the conditions set forth in Annex I (collectively, the “Offer Conditions”), as soon as practicable after the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms, and promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement and the Offer Conditions. Purchaser expressly reserves the right at any time and from time to time to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that without the prior written consent of the Company, Purchaser shall not (and Parent shall cause Purchaser not to) (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions or any other terms or conditions of this Agreement in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions, (F) change or waive the Minimum Condition or the Regulatory Conditions, (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(c) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute following 11:59 p.m., Eastern Time, on the 20th business day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act, unless otherwise agreed to in writing by Parent and the Company (such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Subject to the Parties’ respective termination rights under Section 7: (i) if, as of any then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, and if permitted hereunder and under any applicable Laws, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for additional periods of up to 10 business days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall extend the Offer from time to time for any period required by any applicable Law, any interpretation or position of the SEC or its staff or Nasdaq or its staff, in each case, applicable to the Offer; and (iii) if, as of any-then scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company delivered at or prior to such Expiration Date, Purchaser shall extend the Offer on one or more occasions, for additional periods of up to 10 business days (or such longer period as may be approved in advance by the Company) per extension (as set forth in the Company’s extension request), in order to permit such Offer Condition to be satisfied; provided, however, that in no event shall Purchaser: (1) be required to extend the Offer beyond the earliest to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in compliance with Section 7 and (y) the End Date; (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company; or (3) be required to extend the Offer for more than three additional consecutive increments of 10 business days if at any then scheduled Expiration Date, all of the Offer Conditions (other than the Minimum Condition and any Offer Conditions that are by their nature to be satisfied at the Offer Acceptance Time) have been satisfied or waived and the Minimum Condition has not been satisfied. Purchaser shall not terminate or withdraw the Offer prior to any scheduled Expiration Date (or any rescheduled Expiration Date) without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Section 7.

(d) Termination of Offer. In the event that this Agreement is terminated pursuant to the terms of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within one business day of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Laws, all tendered Shares to the registered holders thereof.

(e) Offer Documents. As promptly as practicable on the Offer Commencement Date, Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares. Parent and Purchaser agree that they shall cause the Schedule TO and all amendments, supplements and exhibits thereto (which together constitute the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Laws. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, or to correct any material omissions therefrom, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required in connection with any action contemplated by this Section 1.1(e). Parent and Purchaser shall provide the Company and its counsel reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receiving such comments. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. Parent and Purchaser shall respond as promptly as reasonably practicable to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(f) Payment; Funds. Without limiting the generality of Section 8.10, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement.

(g) Adjustments to Offer Price. If, between the Agreement Date and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be equitably adjusted to reflect such change and provide the holders of each Share the same economic effect as contemplated by this Agreement prior to such event, it being understood that nothing in this Section 1.1(g) shall be construed to permit the Company to take any action that is expressly prohibited by the terms of this Agreement.

(h) Payment; Funds. On the terms and subject to the conditions set forth in this Agreement and the Offer, including the satisfaction or, to the extent permitted hereunder, waiver of all Offer Conditions, Purchaser shall (and Parent shall cause Purchaser to), at or as promptly as practicable following the Expiration Date (as it may be extended in accordance with Section 1.1(c)), but in any event within one business day thereof, irrevocably accept for payment (the time of such acceptance, the “Offer Acceptance Time”), and, at or as promptly as practicable following the Offer Acceptance Time, pay for, all Shares that are validly tendered and not withdrawn pursuant to the Offer; provided that with respect to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Purchaser shall be under no obligation to make any payment for such Shares unless and until such Shares are delivered in settlement or satisfaction of such guarantee. Without limiting the generality of Section 8.10, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement. The Company shall register the transfer of any Shares irrevocably accepted for payment effective immediately after the Offer Acceptance Time; provided, that Purchaser shall have paid for such Shares concurrently with such transfer.

1.2 Company Actions.

(a) Schedule 14D-9. As promptly as practicable on the Offer Commencement Date, following the filing by Parent and Purchaser of the Schedule TO, the Company shall file with the SEC and disseminate to the holders of Shares, in each case as and to the extent required by applicable Law, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that (i) unless the Company Board has made a Company Adverse Change Recommendation in accordance with Section 5.4(b), shall reflect the Company Board Recommendation and (ii) shall include a notice of appraisal rights and other information in accordance with Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Laws. Unless requested otherwise by the Company, Parent shall cause the Schedule 14D-9 to be disseminated to the holders of Shares together with the Offer Documents. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be promptly filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Purchaser and their stockholders that may be required in connection with any action contemplated by this Section 1.2(a) so as to enable the Company to comply with its obligations hereunder. Unless the Company Board has made a Company Adverse Change Recommendation in accordance with Section 5.4(b), the Company shall (A) provide Parent and its counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, (B) provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receiving such comments, and (C) provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. The Company shall respond promptly to any comments from the SEC or its staff with respect to the Schedule 14D-9. The obligations of the Company, Parent and Purchaser in this Section 1.2(a) shall not apply if the Company Board effects a Company Adverse Change Recommendation in accordance with Section 5.4.

(b) Stockholder Lists. The Company shall promptly furnish, or cause to be promptly furnished, to Parent, after the Agreement Date and from time to time thereafter as reasonably requested by Parent, a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the commencement of the Offer. Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, lists and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly, upon request by the Company, deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

SECTION 2. MERGER TRANSACTION

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser will be merged with and into the Company, the separate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Section 7, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as reasonably practicable, and in any event within one business day of the Offer Acceptance Time, following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless another date, time or place is agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the provisions of this Agreement, concurrently with the Closing or as soon as practicable thereafter on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) subject to Section 5.8, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the form of certificate of incorporation attached hereto as Exhibit B;

(b) subject to Section 5.8, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the form of bylaws attached hereto as Exhibit C; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of Purchaser immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) any Shares then held by the Company or held in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) any Shares irrevocably accepted for purchase in the Offer shall no longer be outstanding and shall be canceled and shall cease to exist, and no additional consideration shall be delivered in exchange therefor;

(iv) except as provided Section 2.5(a)(i), Section 2.5(a)(ii) and Section 2.5(a)(iii) and subject to Section 2.5(b), each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive the Offer Price (the “Merger Consideration”), without interest, subject to any withholding of Taxes required by applicable Law and each holder of a Certificate or a Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.6(g);

(v) each share of the common stock, $0.0001 par value per share, of Purchaser then outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation.

(b) If, between the Agreement Date and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted to provide the holders of Shares and holders of Options, RSUs and Warrants with the same economic effects as contemplated by this Agreement prior to such event, it being understood that nothing in this Section 2.5(b) shall be construed to permit the Company to take any action that is expressly prohibited by the terms of this Agreement.

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Offer Acceptance Time, Parent shall designate a reputable U.S. bank or trust company reasonably acceptable to the Company to act as depositary agent for holders of Shares entitled to receive the Offer Price pursuant to Section 1.1(b) and to act as the paying agent for the holders of Shares, holders of the Options and holders of the Warrants entitled to receive Merger Consideration pursuant to Section 2.5 (the “Paying Agent”); provided that the Paying Agent shall not act as agent with respect to the Option Consideration that will be paid through payroll pursuant to Section 2.8(e). Parent shall pay, or cause to be paid, all fees and expenses of the Paying Agent. The agreement entered into prior to Closing pursuant to which Parent shall appoint the Paying Agent (the “Paying Agent Agreement”) shall be in form and substance reasonably acceptable to the Company. At or promptly following the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash in immediately available funds in U.S. dollars an amount sufficient to make payment of the aggregate Offer Price payable pursuant to Section 1.1(b) and with the Paying Agent cash sufficient to make payment of the aggregate Merger Consideration, Option Consideration, RSU Consideration and Warrant Consideration payable pursuant to Section 2.5 and Section 2.8 (other than such Option Consideration payable through payroll in accordance with Section 2.8(e)) (such deposits together, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Offer Price in the Offer and the aggregate Merger Consideration, Option Consideration, RSU Consideration and Warrant Consideration in the Merger as provided herein. The Payment Fund shall be invested by the Paying Agent as and to the extent reasonably directed by Parent; provided that such investments shall be (1) in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (2) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (3) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months or that could prevent or delay payments to be made pursuant to this Agreement; provided, further, that no gain or loss on the Payment Fund shall affect the amounts payable hereunder. In the event the Payment Fund shall be insufficient to pay the Offer Price in accordance with Section 1.1(b) and the Merger Consideration in accordance with Section 2.5 or the Option Consideration, RSU Consideration or Warrant Consideration in accordance with Section 2.8 (other than the Option Consideration payable through payroll in accordance with Section 2.8(d)), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment.

(b) Promptly after the Effective Time (but in no event later than three business days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to each Person who was, at the Effective Time, a holder of record of Shares (other than Excluded Shares) that are (i) represented by certificates evidencing such Shares (the “Certificates”) or (ii) Book-Entry Shares that are not held, directly or indirectly, through the Depository Trust Company (“DTC”), in the case of each of clauses (i) and (ii), notice advising such Person of the occurrence of the Effective Time, which notice shall include (A) appropriate transmittal materials, including a letter of transmittal (which shall be in reasonable and customary form), specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms of the conditions of the Paying Agent Agreement), as applicable and (B) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or such Book-Entry Shares to the Paying Agent in exchange for the Merger Consideration that such holder is entitled to receive as part of the Merger pursuant to Section 2.5. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof.

(c) With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 2.5.

(d) Upon surrender to the Paying Agent of the Shares that (i) are represented by Certificates, by physical surrender of such Certificates (or effective affidavits of loss in lieu thereof), together with duly completed and executed appropriate transmittal materials required by the Paying Agent, (ii) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of such Book-Entry Shares (or such other reasonable evidence, if any, of such surrender as the Paying Agent may be reasonably request pursuant to the terms and conditions of the Paying Agent Agreement) and (iii) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary and desirable third-party intermediaries pursuant to Section 2.6(c), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Payment Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds equal to the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.7, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 2.6.

(e) At any time following 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including, all interest and other income received by the Paying Agent in respect of all Payment Funds), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them, without any interest thereon. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Laws. Within 12 months after the Effective Time (or immediately prior to such earlier date that any amounts remaining unclaimed by such holders would otherwise escheat to or become property of any Governmental Body), any such amounts shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) At the close of business on the Closing Date, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Laws.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.9), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.

2.7 Appraisal Rights. Notwithstanding anything to the contrary in this Agreement, Shares outstanding immediately prior to the Effective Time that are held by holders who (a) are entitled to demand appraisal rights under Section 262 of the DGCL, (b) have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and (c) as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (such Shares, the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration as of the Effective Time, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and the holder thereof shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL in respect of any such shares; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the applicable Merger Consideration under Section 2.5, without any interest thereon (less any amounts entitled to be deducted or withheld pursuant to Section 2.9), and such Shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of any Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company pursuant to the DGCL or other applicable Law that relates to such demand, and Parent shall have the opportunity and right to participate in, and after the Effective Time direct, all negotiations and Legal Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. The Company shall provide each of the holders of Shares as of the record date for the purpose of receiving the notice required by Section 262(d) of the DGCL with the notice contemplated thereby as part of the Schedule 14D-9.

2.8 Treatment of Company Stock Awards and Warrants.

(a) Each Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, other than any 2025 Option, shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon the occurrence of, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, each Option (other than a 2025 Option) that has a per share exercise price that is less than the Merger Consideration that is then outstanding and unexercised as of immediately before the Effective Time shall be cancelled and converted solely into the right to receive cash in an amount equal to the product of (i) the total number of Shares subject to such Option immediately prior to the Effective Time, multiplied by (ii) the excess of (x) the Merger Consideration over (y) the exercise price payable per Share under such Option, which amount shall be paid in accordance with Section 2.8(e) (the “Option Consideration”).

(b) Each restricted stock unit award granted pursuant to a Company Equity Plan (each, an “RSU” and together, the “RSUs”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, other than any 2025 RSU, shall, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, be cancelled and converted into the right to receive cash in an amount equal to (i) the total number of Shares issuable in settlement of such RSU immediately prior to the Effective Time without regard to vesting, multiplied by (ii) the Merger Consideration, which amount shall be paid in accordance with Section 2.8(c) (the “RSU Consideration”).

(c) As of the Effective Time, each Option that is unvested as of immediately prior to the Effective Time and was granted after March 1, 2025 (other than any such Options granted to non-employees) (a “2025 Option”) will be cancelled and converted into a cash-based award of Parent (a “Converted Option”), which shall entitle the holder thereof to receive an amount in cash equal to the Option Consideration (the “Converted Option Cash Consideration”). Each Converted Option (and the right to receive the Converted Option Cash Consideration) shall be subject to the same terms and conditions (including vesting, forfeiture and acceleration provisions) that were applicable to the corresponding 2025 Option immediately prior to the Effective Time; provided, that, (i) the Converted Option Cash Consideration shall vest and become payable 50% upon the Closing Date and 50% upon the date that is nine months following the Closing Date (the “Converted Option Payment Dates”) and (ii) in the event that the holder of a Converted Option experiences an Involuntary Termination following the Closing Date but prior to the date that is nine months following the Closing Date, such holder’s Converted Option Cash Consideration shall immediately vest and become payable without any further action on the part of Parent or any other Person. Parent shall pay (or shall cause the Surviving Corporation to pay) the Converted Option Cash Consideration in respect of each Converted Option that becomes vested and payable as soon as practicable following the Surviving Corporation’s next regularly scheduled payroll date following the applicable Converted Option Payment Date.

(d) As of the Effective Time, each RSU that is unvested as of immediately prior to the Effective Time and was granted after March 1, 2025 (other than any such RSUs granted to non-employees) (a “2025 RSU”) will be cancelled and converted into a cash-based award of Parent (a “Converted RSU”), which shall entitle the holder thereof to receive an amount in cash equal to the RSU Consideration (the “Converted RSU Cash Consideration”). Each Converted RSU (and the right to receive the Converted RSU Cash Consideration) shall be subject to the same terms and conditions (including vesting, forfeiture and acceleration provisions) that were applicable to the corresponding 2025 RSU immediately prior to the Effective Time; provided, that, (i) the Converted RSU Cash Consideration shall vest and become payable 50% upon the Closing Date and 50% upon the date that is nine months following the Closing Date (the “Converted RSU Payment Dates”) and (ii) in the event that the holder of a Converted RSU experiences an Involuntary Termination following the Closing Date but prior to the date that is nine months following the Closing Date, such holder’s Converted RSU Cash Consideration shall immediately vest and become payable without any further action on the part of Parent or any other Person. Parent shall pay (or shall cause the Surviving Corporation to pay) the Converted RSU Cash Consideration in respect of each Converted RSU that becomes vested and payable as soon as practicable following the Surviving Corporation’s next regularly scheduled payroll date following the applicable Converted RSU Payment Date.

(e) As soon as reasonably practicable after the Effective Time (but no later than five business days after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay through the Surviving Corporation’s payroll the aggregate Option Consideration and RSU Consideration payable with respect to Options and RSUs, as applicable, held by current or former employees of the Company (net of any withholding Taxes required to be deducted and withheld by applicable Laws in accordance with Section 2.9); provided, however, that to the extent the holder of such Option or RSU is not, and was not at any time during the vesting period of the Option or RSU, as applicable, an employee of the Company for employment tax purposes, the RSU Consideration and Option Consideration payable pursuant to this Section 2.8 with respect to such RSU or Option, as applicable, shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 2.6.

(f) Prior to the Effective Time, the Company shall satisfy all notification requirements under the terms of any outstanding Warrants. Each Warrant that is outstanding and unexercised as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, any Warrant to the extent the holder thereof has elected a cashless exercise of such Warrant prior to the Effective Time) shall, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, cease to represent a right to acquire Shares, or any equity interest in any other Person, and be converted into the right to receive cash, without any interest thereon, in an amount equal to (i) the total number of Shares subject to such Warrant immediately prior to the Effective

Time, multiplied by (ii) the excess of (x) the Merger Consideration over (y) the exercise price per Share under such Warrant (the “Warrant Consideration”). The Company shall use reasonable best efforts to obtain a written acknowledgement prior to the Offer Acceptance Time from each holder of an outstanding Warrant of its acceptance of the treatment of Warrants as set forth in this Section 2.8(f) (it being understood that the receipt of such acknowledgements shall not be a condition to the consummation of the Offer or the Merger).

2.9 Withholding. Each of the Paying Agent, Parent, Purchaser, and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold therefrom under applicable Tax Laws. To the extent that such amounts are so deducted and withheld and properly remitted to the appropriate Governmental Body in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.10 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, pursuant to the Exchange Act on or after January 1, 2025 and prior to the Agreement Date (other than any disclosures contained or referenced therein under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” (and any other disclosure contained or referenced therein that is predictive, cautionary or forward-looking in nature) or (b) subject to the terms of Section 8.13, as set forth in the disclosure letter delivered by the Company to Parent and Purchaser on the Agreement Date (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Purchaser as follows:

3.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except where any failure of such power and authority does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected (i) to have, individually or in the aggregate, a Material Adverse Effect or (ii) to prevent or materially impair the ability of the Company to consummate the Transactions prior to the Termination Date or to perform its obligations under this Agreement.

(b) Section 3.1(b) of the Company Disclosure Letter identifies each Subsidiary of the Company, if any (the Company and its Subsidiaries collectively referred to as the “Acquired Companies”), and indicates its jurisdiction of organization or formation, officers and directors, issued and outstanding equity interests and the holder(s) of such equity interests. Each Subsidiary has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except where any failure of such power and authority would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Subsidiary of the Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Each Subsidiary of the Company, if any, is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or its formation, except where the failure to be in good standing does not have, and would not reasonably be expected (i) to have, individually or in the aggregate, a Material Adverse Effect or (ii) to prevent or materially impair the ability of the Company to consummate the Transactions prior to the Termination Date or to perform its obligations under this Agreement.

(d) None of the Acquired Companies owns any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity other than the Company’s Subsidiaries, if any. None of the Acquired Companies has agreed or is obligated to make and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent accurate and complete copies of its certificate of incorporation and bylaws, including all amendments thereto (or similar organizational or governing documents) as in effect on the Agreement Date for the Company and each of its Subsidiaries, and no Acquired Company is in violation of any of its certificate of incorporation, bylaws or other charter or organizational documents, as applicable, in any material respect.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 500,000,000 shares of Company Common Stock, of which 28,960,580 Shares have been issued and are outstanding as of the close of business on the Reference Date; and (ii) 5,000,000 shares of Company Preferred Stock, none of which are issued or outstanding as of the close of business on the Reference Date. All of the outstanding Shares have been, and all Shares issuable upon the exercise of outstanding Options or Warrants will be, when issued, duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights.

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Letter, (i) none of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having a right to vote on any matters on which the stockholders of the Company have a right to vote; and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Share. The Company is not under any obligation nor is it bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding Share. The Company Common Stock constitutes the only outstanding class of securities of the Acquired Companies registered under the Securities Act.

(c) As of the close of business on the Reference Date: (i) 3,421,654 Shares are subject to issuance pursuant to Options granted and outstanding under the Company Equity Plans; (ii) 2,456,534 Shares are reserved for future issuance under the Company Equity Plans; (iii) 539,579 Shares are reserved for future issuance under the ESPP; (iv) 6,892,203 Shares are subject to issuance pursuant to outstanding Warrants; and (v) other than Options, no other equity-based awards are outstanding under the Company Equity Plans or otherwise.

(d) The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Options outstanding as of the Agreement Date, and forms of all award agreements evidencing such Options (and any individual award agreements evidencing such Options that materially deviate from such forms), and the forms of all warrant agreements covering the Warrants outstanding as of the Reference Date.

(e) Section 3.3(e) of the Company Disclosure Letter sets forth a true and complete list as of the Reference Date, of all outstanding Options, whether vested or unvested, including for each such Option, the name of the holder, the number of shares issuable upon exercise, the exercise price, the grant date, the vesting schedule and any performance criteria, the number of shares vested and unvested, the expiration date and the identification of any such Options intended to qualify as incentive stock options under Section 422 of the Code.

(f) Except for the Warrants set forth on Section 3.3(f) of the Company Disclosure Letter and as otherwise as set forth in this Section 3.3, as of the close of business on the Reference Date, there are no: (i) outstanding shares of capital stock, or other equity interests in the Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of the Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

3.4 SEC Filings; Financial Statements.

(a) Since January 1, 2024, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective filing dates (or if amended, as of the date of such amendment and, in the case of registration statements as of the date of effectiveness), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the Agreement Date) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2024, no executive officer of the Company has failed to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes Oxley Act with respect to any Company SEC Document. As of the Agreement Date, there are no amendments or modifications to the Company SEC Documents that are required to be filed with (or furnished to) the SEC, but that have not yet been filed with (or furnished to) the SEC.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries and as of the respective dates thereof and the stockholders’ equity, consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company has designed and maintains, and at all times since January 1, 2024, has maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies that could have a material effect on the financial statements. Except as set forth in the Company SEC Documents filed prior to the Agreement Date, since January 1, 2024, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Acquired Companies; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Acquired Companies; or (C) any claim or allegation regarding any of the foregoing.

(d) The Company maintains, and at all times since January 1, 2024, has maintained disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) None of the Acquired Companies is a party to nor has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in the Company’s published financial statements or other Company SEC Documents.

(f) As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Company Disclosure Documents based on information supplied by or on behalf of Parent, Purchaser or any of its or their respective Representatives specifically for inclusion or incorporation by reference therein.

(h) The information with respect to the Company that is furnished by or on behalf of the Company to Parent or Purchaser in writing specifically for use in the Schedule TO and the Offer Documents (including any amendments or supplements thereto), at the time of the filing of the Schedule TO (including any amendments or supplements thereto), and at the time of any distribution or dissemination of the Offer Documents (including any amendments or supplements thereto), will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.5 Absence of Changes. Since the date of the Balance Sheet through the Agreement Date, (a) there has not occurred any Effect that has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (b) no actions have been taken by the Acquired Companies that would have been prohibited by Section 5.2(b)(vi), (xii), (xiii), (xvi), (xvii), (xviii), (xix), (xxii) and (xxvii) (and Section 5.2(b)(xxviii) solely with respect to any of the foregoing), if taken or proposed to be taken after the Agreement Date. Since the date of the Balance Sheet, the Acquired Companies have operated in the ordinary course of business in all material respects (except for execution and performance of this Agreement and the discussions and negotiations relating thereto).

3.6 Title to Assets. The Acquired Companies have good and valid title to all material assets (excluding Intellectual Property Rights, which is covered under Section 3.8) owned by them as of the Agreement Date, including all material assets reflected on the Company’s consolidated unaudited balance sheet in the last Quarterly Report on Form 10-Q filed by the Company with the SEC (the “Balance Sheet”), except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet and except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7 Real Property.

(a) The Acquired Companies do not own and have never owned any real property.

(b) Section 3.7(b) of the Company Disclosure Letter sets forth all real property that is leased, subleased, used or otherwise occupied by the Acquired Companies from another Person (the “Leased Real Property”). The Company has made available to Parent and Purchaser true and correct copies of each Company Lease (including all amendments and supplements thereto). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Companies hold a valid and existing leasehold interest in the Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances described in the leases, subleases or sub-subleases with respect to real property to which the Company or a Subsidiary is a party. None of the Acquired Companies has violated, or is in breach or default of, any Company Lease, except for violations, breaches or defaults, that have not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. As of the Agreement Date, none of the Acquired Companies has received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, each Acquired Company is in peaceful and undisturbed possession of the Leased Real Property, and, to the knowledge of the Company, there are no restrictions that preclude or restrict the ability of such Acquired Company to use the Leased Real Property for the purposes for which it is currently being used.

3.8 Intellectual Property.

(a) Section 3.8(a) of the Company Disclosure Letter identifies each item of Registered IP included in the Company Owned IP and each item of Registered IP included in the Company Licensed IP (collectively, “Company Registrations”) and for each, specifies the following: (i) the name of the applicant/registrant; (ii) the jurisdiction of application/registration; (iii) the application, patent or registration number, date of application, registration or issuance and status of the application, patent or registration; and (iv) whether such Company Registration is owned solely by, jointly by, or licensed to any of the Acquired Companies (and, in the case of a jointly-owned Company Registration, the identity of the other joint owner(s)). Each of the Patents included in the Company Registrations properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws and the Acquired Companies have complied in all material respects with all applicable Laws in connection with the filing and prosecution of such Patents by or on behalf of the Acquired Companies. As of the Agreement Date, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than patent prosecution activities being conducted before a Governmental Body in the ordinary course of business) is pending or, threatened in writing, with respect to any of the Company Registrations included in the Company Owned IP, including any such proceeding in which the scope, validity, enforceability or ownership of any Company

Registrations included in the Company Owned IP is being contested or challenged. As of the Agreement Date, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than patent prosecution activities being conducted before a Governmental Body in the ordinary course of business) is pending or threatened in writing with respect to any of the Company Registrations included in the Company Licensed IP, including any such proceeding in which the scope, validity, enforceability or ownership of any such Company Registrations included in the Company Licensed IP is being contested or challenged. Each Company Registration included in the Company Owned IP is subsisting and in full force and effect, and to the knowledge of the Company, each issued or registered Company Registration included in the Company Owned IP is valid and enforceable. Each Company Registration included in the Company Licensed IP for which an Acquired Company possesses, and is exercising, prosecution and maintenance rights, is subsisting and in full force and effect, and, to the knowledge of the Company, each issued or registered Company Registration included in the Company Licensed IP is valid and enforceable. To the Company’s knowledge, none of the Acquired Companies have misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registration or in the prosecution of such application that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registration. Except for natural expiration or termination at the end of the full possible term (including extensions and renewals), no cancellation, termination, expiration or abandonment of any Company Registrations is anticipated by any of the Acquired Companies. All material registrations, maintenance, and renewal fees and other relevant filings which are due as of the Agreement Date, or that will come due prior to the Closing Date in connection with: (i) the Company Owned IP or (ii) the Company Licensed IP, to the extent that an Acquired Company controls the filing, prosecution or maintenance thereof under the terms of the applicable license, have been or will be made by the Company, as applicable.

(b) The Acquired Companies solely own all right, title and interest in and to the Company Owned IP (other than as disclosed on Schedule 3.8(b) of the Company Disclosure Letter), free and clear of all Encumbrances other than Permitted Encumbrances. To the Company’s knowledge, each of the Acquired Companies has the right, pursuant to valid and binding written agreements, to use all other material Intellectual Property Rights used in or reasonably necessary for the operation of its business as currently conducted or otherwise used or held for use by such Acquired Company. To the Company’s knowledge, the Company IP includes all Intellectual Property Rights used or held for use by the Acquired Companies in, or reasonably necessary for, the operation of their respective business as currently conducted.

(c) Each Company Associate and each other Person involved in the creation, conception, reduction to practice or development of Company Owned IP has signed and delivered to Company a valid and binding written agreement containing: (i) a present assignment of such Intellectual Property Rights to the applicable Acquired Company which assigns, transfers, and conveys to the Acquired Company such Person’s right, title, and interest to such Intellectual Property Rights; and (ii) customary confidentiality provisions protecting the Company IP. To the knowledge of the Company, as of the Agreement Date, no such Person has breached such agreement. To the knowledge of the Company, all Company Associates and other Persons involved in the creation, conception, reduction to practice or development of Company Licensed IP have also signed valid and binding written agreements containing such provisions with respect to the applicable third-party licensor. No Person referenced in this Section 3.8(c) either (A) to the knowledge of the Company, owns or has any right, claim, interest or option, including the right to further remuneration or consideration or to assert any moral rights, with respect to the Products or Company IP, or (B) has made any written assertions with respect to any alleged ownership or any right, claim, interest or option, including the right to further remuneration or consideration or to assert any moral rights, with respect to the Products or Company IP.

(d) No funds, facilities, Intellectual Property Rights, personnel or other resources of any Governmental Body or any university, college, research institute or other educational institution are being used, or have been used at any time, to create, reduce to practice, or develop Company Owned IP (or, to the Company’s knowledge, any Company Licensed IP licensed under the Jeyou License Agreement) (other than as disclosed on Section 3.8(d) of the Company Disclosure Letter), except for any such use that does not result in such Governmental Body or institution obtaining any ownership rights to such Company IP or the right to receive royalties or other payments for the practice of such Company IP, including “march in” or co-ownership rights in any Company IP or any claim, option or other right to any of the foregoing (other than pursuant to any In-bound License disclosed on Section 3.8(d) of the Company Disclosure Letter).

(e) Section 3.8(e) of the Company Disclosure Letter sets forth each Contract pursuant to which any of the Acquired Companies: (i) is granted a license, covenant not to sue, assert, or enforce, option, right of purchase or first or last refusal, or other right, title, or interest in or to any Intellectual Property Right (including any Company Licensed IP) that covers, is, or is planned to be, incorporated into or distributed with, or used or exploited in the production of, or the operation or delivery of, any Product or used or exploited in conduct of business of any Acquired Company as currently conducted (each an “In-bound License”), provided that, such disclosure does not need to set forth any (1) material transfer agreements, services agreements, or clinical trial agreements that, in each case, do not grant licenses or other rights to Company IP other than limited, non-exclusive, non-sublicensable licenses during the term for the purposes of internal evaluation or performance of the relevant agreement, (2) non-disclosure agreements that do not grant any license or other rights to Company IP (other than limited internal evaluation rights), or (3) agreements for commercially and publicly available Software-as-a-Service offerings or off-the-shelf software with an annual fee or license fee of less than $350,000 that are made available on non-negotiated standard terms in non-exclusive clickwrap or shrink-wrap agreements that confer no license or other rights to any Company IP other than to use Company IP solely for an Acquired Company’s benefit and that do not grant the provider any right to train, fine-tune or otherwise improve any models, algorithms or datasets using such Company IP, in each case of (1)-(3) entered into in the ordinary course of business consistent with past practice (the Company Contracts in (1)-(3), the “Excluded In-bound Licenses”); or (ii) grants to any third party a license, covenant not to sue, assert, or enforce, option, right of purchase or first or last refusal, or other right, title, or interest in or to any Company Owned IP or Company Licensed IP (each an “Out-bound License”), provided that, such disclosure does not need to set forth any (x) material transfer agreements, services agreements or clinical trial agreements that, in each case, do not grant licenses or rights to Company IP other than limited, non-exclusive, non-sublicensable licenses during the term for the purposes of internal evaluation or performance of the relevant agreement, (y) non-disclosure agreements that do not grant any license or other rights to Company IP (other than limited internal evaluation rights), or (z) non-exclusive and non-sublicensable outbound licenses granted to service providers solely for the purposes of their provision of services to an Acquired Company and that are incidental to the receipt or provision of the services, in each case of (x)-(z) entered into in the ordinary course of business consistent with past practice (the Company Contracts in (x)-(z), the “Excluded Out-bound Licenses”).

(f) Since January 1, 2024, the operation of the business of the Acquired Companies and the development, manufacture, use, supply, conduct of clinical trials, distribution, marketing, promotion, sale, offer for sale, import, export, or other exploitation of any Product by or on behalf of any Acquired Company has not and does not as currently conducted infringe, misappropriate, or otherwise violate any Intellectual Property Right owned by any other Person. To the knowledge of the Company, no Person has engaged in or is engaging in any activity that infringes, misappropriates or otherwise violates any Company Owned IP or any Company Licensed IP. As of the Agreement Date, there is no Legal Proceeding: (i) pending (or, to the knowledge of the Company, threatened in writing) against any of the Acquired Companies alleging that the operation of the business of the Acquired Companies or development, manufacture, use, supply, conduct of clinical trials, distribution, marketing, promotion, sale, offer for sale, import, export, or other exploitation of any Product by or on behalf of any Acquired Company infringes, misappropriates or otherwise violates any Intellectual Property Rights owned by any other Person; or (ii) pending (or threatened in writing) by any of the Acquired Companies alleging that another Person has infringed, misappropriated or otherwise violated any of the Company Owned IP or any Company Licensed IP. Since January 1, 2024, no Acquired Company has received any written notice or other written communication alleging that the operation of the business of the Acquired Companies or the development, manufacture, use, supply, conduct of clinical trials, distribution, marketing, promotion, sale, offer for sale, import, export, or other exploitation of any Product by or on behalf of any Acquired Company infringes, misappropriates or otherwise violates any Intellectual Property Right of another Person (including any written demands from any Person to take a license or refrain from using any Intellectual Property Rights). Since May 6, 2022, to the Company’s knowledge, Jeyou has not received any written notice or other written communication alleging that the development, manufacture, use, supply, conduct of clinical trials, distribution, marketing, promotion, sale, offer for sale, import, export, or other exploitation of ozureprubart by or on behalf of Jeyou, infringes, misappropriates or otherwise violates any Intellectual Property Right of another Person (including any written demands from any Person to take a license or refrain from using any Intellectual Property Rights).

(g) The Acquired Companies have taken commercially reasonable measures designed to protect all confidential information and trade secrets of the Acquired Companies against loss and unauthorized access, use, modification or other misuse. No confidential information or trade secrets have been disclosed by an Acquired Company to any Person, except pursuant to appropriate written nondisclosure agreements that obligate such Person to keep such confidential information or trade secrets confidential during the term of such agreement and for customary period thereafter. None of the Acquired Companies nor, to the knowledge of the Company, the other party is in material breach under any such agreement.

(h) None of the Company Owned IP or, to the knowledge of the Company, any Company Licensed IP, and none of the Acquired Companies, is subject to any pending or outstanding injunction, consent, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration, licensing, or exploitation by any of the Acquired Companies of any Company Owned IP or Company Licensed IP other than patent prosecution activities being conducted before a Governmental Body in the ordinary course of business, or is subject to any exclusive option or similar contingent right in favor of any other Person.

(i) No Acquired Company is now, nor has an Acquired Company ever been, a member of, party to, promoter of, or a contributor to, any patent pool, industry standards body, trade association or other organization that would require or obligate an Acquired Company to grant or offer to any other Person any license, right, or immunity with respect to any material Intellectual Property Rights, or restrict or impair the ability of an Acquired Company to enforce, license, sell, protect from disclosure, or exclude others from using any Intellectual Property Rights.

(j) Prior to the Agreement Date, the Company has made available to Parent true and correct copies of all results, reports, and other material information generated in relation to any pre-clinical or clinical study conducted by or on behalf of the Acquired Companies or Jeyou (or any of its Affiliates) for ozureprubart that is in the Company’s possession (the “Clinical Data”), except any Personal Information. To the Company’s knowledge, the Company has not failed to disclose any Clinical Data in its possession that would reasonably be expected to cause the Clinical Data that has been disclosed to Parent on the Agreement Date to be inaccurate or misleading in any material respect.

3.9 Data Protection; Company Systems

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, since January 1, 2024, the Acquired Companies and, to the knowledge of the Company, any Person acting for and on behalf of the Acquired Companies (in respect of such Person’s Processing of Personal Information of the Acquired Companies): (i) are and have been in compliance with all applicable Data Security Requirements; (ii) have not experienced any Security Incidents; and (iii) have not received or, to the Company’s knowledge, otherwise been subject to, any written notices, complaints, audits, proceedings, investigations, inquiries, or claims conducted or asserted by any other Person (including any Governmental Body) regarding any unauthorized or unlawful Processing of Personal Information or violation of applicable Data Security Requirements.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the Company Systems, taken as a whole, are in good working order and sufficient for the current conduct of the business of the Acquired Companies; and (ii) the Company has purchased a sufficient number of license seats, and scope of rights, for all third-party software used by the Acquired Companies for their business as currently conducted and have complied with the terms of the corresponding agreements. The Acquired Companies have taken commercially reasonable actions designed to protect the security and integrity of the Company Systems and corresponding Personal Information in their respective possession, custody or control. Since January 1, 2024, there have been no material failures or breakdowns that have not been remedied in a commercially reasonable manner with respect to the Company Systems (including any which resulted in the material unauthorized access to, or material loss, corruption or alteration of any material data or information contained therein).

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies (taken as a whole), the Acquired Companies have possession of or control over and, to the extent permitted by applicable Law, own, all of the Personal Information, pre-clinical data, clinical data and other similar material data Processed by or at the direction of and on behalf of the Acquired Company in connection with the operation of its business as currently conducted (collectively, “Company Data”), and such data and other information (i) is in the Company Systems and is generally available and accessible to the Acquired Companies and is stored and backed-up on a regular basis, and (ii) will be owned, in the possession and control of, and available for use by, Parent and its Affiliates (including the Acquired Companies) immediately following the Closing, free and clear of any material restrictions, limitations or obligations other than Permitted Encumbrances.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies (taken as a whole), since April 8, 2025, the Acquired Companies have not knowingly engaged in a “covered data transaction” involving Company Data and involving “data brokerage” with a “country of concern” or “covered person,” as each term is defined in the United States Department of Justice’s Rule Preventing Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons (28 CFR Part 202), as amended (“DSP”) (a “DSP Covered Transaction”).

3.10 Contracts.

(a) Section 3.10(a) of the Company Disclosure Letter identifies each Company Contract that constitutes a Material Contract as of the Agreement Date. For purposes of this Agreement, other than any Company Contract (1) that is a nondisclosure agreement entered into (x) in the ordinary course of business that does not grant and license or other rights, title or interest to Company IP (other than limited internal evaluation rights) and does not contain any of the provisions described below in this Section 3.10(a)), or (y) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, or (2) that is an Employee Plan, including any employment agreement to which the Company is party, which shall be governed under Section 3.17, for purposes of this Agreement, each of the following Company Contracts shall constitute a “Material Contract”:

(i) any Company Contract (A) limiting the freedom or right of the Company or any Subsidiary, in any material respect, to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any of the Acquired Companies or exclusivity obligations or restrictions or otherwise limiting the freedom or right of the Acquired Companies to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person, or (C) providing for minimum supply or minimum purchase obligations by an Acquired Company;

(ii) any Company Contract that requires by its terms the payment or delivery of cash or other consideration by or to any of the Acquired Companies in an amount having an expected value in excess of $1,500,000 in the fiscal year ending December 31, 2026 or in any single fiscal year thereafter;

(iii) any (A) Company Contract that would entitle any third party to receive a license, covenant not to sue, assert, or enforce, option, right of purchase or first or last refusal, or any other right, title or interest with respect to material Intellectual Property Rights of Parent or any of its Affiliates following the Closing Date or subject Parent or its Affiliates to any non-compete or other restrictive covenants following the Closing Date, (B) In-bound License, (C) Out-bound License, (D) Company Contract pursuant to which any material research or development activities related to any Product are conducted that provides for minimum payment obligations by any of the Acquired Companies of at least $1,000,000 during the 12-month period ending on December 31, 2026, or (E) Company Contract that grants a third party a license or right to use or exploit, or restricts any Person from filing, registering, enforcing, disposing of or otherwise exploiting any material Intellectual Property Rights related to any Product; other than, in each case, Excluded In-bound Licenses and Excluded Out-bound Licenses;

(iv) any Company Contract related to the manufacturing or distribution of the Products that provides for minimum payment obligations by any of the Acquired Companies of at least $1,000,000 during the 12-month period ending on December 31, 2026, including all related statements of work, work orders or other similar agreements;

(v) any Company Contract that contains any standstill agreement pursuant to which the Company or its Subsidiaries has agreed to cause its Affiliates not to acquire assets or securities of another Person;

(vi) any settlement, covenant not to sue, coexistence or co-exploitation Company Contract relating to Company IP;

(vii) any Company Contract relating to the Company’s Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) for a principal amount in excess of $100,000;

(viii) any Company Contract constituting, or relating to the formation, creation, operation, management or control of, a joint venture, partnership or limited liability company;

(ix) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of any Acquired Company, the pledging of the capital stock or other equity interests of any Acquired Company or prohibits the issuance of any guaranty by an Acquired Company;

(x) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Shares or, to the knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members (other than Employee Plans, offer letters that can be terminated at will, and Company Contracts evidencing Options and related documentation);

(xi) any Company Contract for the lease, sublease or sub-sublease of any material real property;

(xii) any Company Contract (A) relating to the disposition or acquisition by an Acquired Company of assets with a fair market value in excess of $500,000, or (B) pursuant to which an Acquired Company will acquire any ownership interest in any other Person or other business enterprise outside of the ordinary course of business;

(xiii) any Company Contract that contains a put, call, right of first refusal, right of first negotiation or similar right pursuant to which any Acquired Company could be required to purchase or sell, or offer for purchase or sale, as applicable, any (A) equity interests of any Person or (B) any assets (excluding ordinary course commitments) or businesses;

(xiv) any Company Contract with a sole source supplier material to the conduct of the business of the Company as currently conducted and in which a reasonable alternative supplier is not available;

(xv) any Company Contract pursuant to which any Acquired Company has unfulfilled obligations involving (A) milestone or other similar contingent payments, including upon the achievement of regulatory or commercial milestones, or (B) payment or other royalties or other amounts calculated based upon any revenues or income of the Acquired Companies;

(xvi) any Company Contract with any Governmental Body;

(xvii) any Company Contract, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the Company, other than any such Company Contracts entered into in the ordinary course of business;

(xviii) any hedging, swap, derivative or similar Company Contract

(xix) any Company Contract relating to any securitization transaction including the issuance of notes or other securities, the repayment of which is serviced from cash flows generated by specific assets, and transactions in which assets are held and securities are issued by a bankruptcy remote;

(xx) any Company Contract that is a settlement, conciliation or similar agreement to which any Acquired Company is obligated to pay more than $500,000 after the Agreement Date or that imposes any other material obligation upon an Acquired Company after the date of this Agreement; and

(xxi) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than those Contracts required to be filed by the Company in accordance with Item 601(b)(10)(iii) of Regulation S-K under the Securities Act) or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) As of the Agreement Date, the Company has either delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither the Company or any Subsidiary nor, to the knowledge of the Company, the other party is in breach of or default under any Material Contract and, neither the Company nor any Subsidiary, nor, to the knowledge of the Company, the other party has taken or failed to take any action that with or without notice, lapse of time or both would constitute a breach of or default under any Material Contract. Each Material Contract is, with respect to any of the Acquired Companies and, to the knowledge of the Company, the other party, a valid agreement, binding, and in full force and effect. To the knowledge of the Company, each Material Contract is enforceable by an Acquired Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Without prejudice to Section 3.10(c), since January 1, 2024 none of the Acquired Companies has received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured, except for violations or breaches that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. None of the Acquired Companies has waived in writing any rights under any Material Contract, the waiver of which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) In connection with the Jeyou License Agreement: (i) since December 22, 2024 none of the Acquired Companies has received any written notice regarding any violation or breach or default under the Jeyou License Agreement that has not since been cured; (ii) none of the Acquired Companies has waived in writing any rights under the Jeyou License Agreement; and (iii) neither the Company nor, to the knowledge of the Company, Jeyou is in material breach of or material default under the Jeyou License Agreement and, neither the Company nor, to the knowledge of the Company, Jeyou has taken or failed to take any action that (with or without notice, lapse of time or both) would constitute a material breach of or material default under the Jeyou License Agreement. To the Company’s knowledge, as of the Agreement Date, Jeyou (A) is not insolvent, nor has it suspended or threatened to suspend payment of its debts, (B) is not unable or has been deemed unable or has admitted inability to pay its debts as they fall due, or otherwise is liable to be wound up by a court of competent jurisdiction, (C) is not subject to an order, resolution, or petition for its winding up, dissolution, including any action to (or notification of the intention to) appoint a receiver, administrative receiver, administrator, trustee or similar officer over a material part of its assets or undertaking, or any such action is taken by any other person in respect of Jeyou, and (D) has not taken any action to appoint a monitor or obtain a moratorium under any law of general application relating to bankruptcy, insolvency and the relief of debtors or otherwise in respect of its indebtedness or any creditor action.

3.11 Liabilities. As of the Agreement Date, the Acquired Companies do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet (including the notes thereto) prepared in accordance with GAAP, except for: (i) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the Agreement Date; (ii) liabilities or obligations required to be incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of the Company under Contracts binding upon the Company (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the Agreement Date or entered into in the ordinary course from and after the Agreement Date to the extent permitted unto Section 5.2; (iv) liabilities incurred in the ordinary course of business since the date of the Balance Sheet; and (v) liabilities that individually or in the aggregate have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.12 Compliance with Law. The Acquired Companies are, and since January 1, 2024, have been, in compliance with all applicable Laws, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect and, since January 1, 2024, through the Agreement Date, none of the Acquired Companies has been given written notice of, or been charged with, any unresolved violation of, any applicable Law, except, in each case, for any such violation that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.13 Regulatory Matters.

(a) Since May 6, 2022, the Company and, to the Company’s knowledge, each License Counterparty has (i) filed with the applicable regulatory authorities (including the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all material filings, declarations, listings, registrations, reports or submissions, including adverse event reports and investigational new drug safety reports required to be filed by one of the Acquired Companies or any License Counterparty by applicable healthcare or pharmaceutical Laws or the applicable Governmental Body, in each case, that relate to ozureprubart or are otherwise material to the Acquired Companies (taken as a whole), and (ii) all such filings, declarations, listings, registrations, reports or submissions made by the Company and, to the Company’s knowledge, each License Counterparty was in compliance with applicable Laws in all material respects when filed, and no deficiencies that have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions remain outstanding.

(b) Since May 6, 2022, all clinical trials and pre-clinical studies, including any use of Biological Materials in connection with such trials or studies, conducted by or on behalf of the Acquired Companies or, to the Company’s knowledge, any License Counterparty that relate to ozureprubart (and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies (taken as a whole), that relate to any Product other than ozureprubart) have been and are being conducted in compliance with applicable Laws in all material respects, including, as applicable: (i) Good Laboratory Practices or Good Clinical Practices requirements, (ii) applicable International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use guidelines, (iii) approved clinical protocols, ethics approvals and informed consents, (iv) applicable Laws restricting the use and disclosure of individually identifiable health information, and (v) applicable Laws relating to the collection, storage, transfer, use, disclosure, import, export and disposal of Biological Materials. As of the Agreement Date and since May 6, 2022, neither the FDA, nor any other Governmental Body performing functions similar to those performed by the FDA, has sent any written notices or other correspondence to the Acquired Companies, or, to the Company’s knowledge, to a License Counterparty, with respect to any ongoing clinical trial or pre-clinical study requiring the termination or suspension of such trial or study, or the material modification of such trial or study.

(c) Neither the Acquired Companies nor, to the Company’s knowledge, any License Counterparty or any Entity acting on behalf of any Acquired Company or License Counterparty has, since May 6, 2022 (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Body or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the Agreement Date, neither the Acquired Companies nor, to the Company’s knowledge, any License Counterparty or any Entity acting on behalf of any Acquired Company or, to the Company’s knowledge, any License Counterparty is the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor any Acquired Company nor, to the knowledge of the Company, any current or former officers, employees, agents or clinical investigators of the Acquired Companies or any Person or individual acting on the Acquired Companies’ behalf has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. Section 335a or any similar Law or (b) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law. There are no pending, or, to the Company’s knowledge, threatened, adverse inspections, including inspectional observations (such as Form FDA 483 observations); findings of deficiency or non-compliance; warning letters or other regulatory letters or sanctions; clinical holds, compelled or voluntary recalls, field notifications or alerts; import alerts, holds, or detentions; or other compliance or enforcement action against the Acquired Companies or, to the Company’s knowledge, any License Counterparty, in each case, with respect to (or otherwise relating to) any Product.

(d) The Acquired Companies and, to the Company’s knowledge, all License Counterparties are in compliance in all material respects and have been in compliance in all material respects with all healthcare and pharmaceutical Laws applicable to the operation of the business of the Acquired Companies as currently conducted), including (i) any applicable fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) the Federal Food, Drug and Cosmetic Act (“FDCA”) and Public Health Service Act (“PHS Act”) and the regulations and guidances issued pursuant to the FDCA and PHS Act; (iii) as applicable, the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto; (iv) applicable Laws which are cause for exclusion from any federal health care program; (v) applicable Laws relating to the billing or submission of claims for health care products or services; (vi) applicable Laws relating to the collection, storage, transfer, use, disclosure, import, export and disposal of Biological Materials, and (vii) foreign equivalents of any of the foregoing. The Acquired Companies and, to the Company’s knowledge, any License Counterparty are not subject to any enforcement, regulatory or Legal Proceeding against or affecting the Acquired Companies or any License Counterparty relating to or arising under the FDCA, PHS Act, the Anti-Kickback Statute, or other healthcare or pharmaceutical Laws, and, to the Company’s knowledge, no such enforcement, regulatory or Legal Proceeding has been threatened in writing, including by the issuance of a warning letter, untitled letter, Form 483, or similar notice of potential violations of healthcare or pharmaceutical Laws.

(e) To the extent required by applicable Laws, all manufacturing operations conducted by, or to the knowledge of the Company, on behalf of the Acquired Companies with respect to any Product have been conducted in accordance with GMP Regulations in all material respects.

3.14 Certain Business Practices. To the knowledge of the Company, none of the Acquired Companies, nor any of their respective employees, representatives or agents (in each case, acting in the capacity of an employee or representative of any of the Acquired Companies) has, directly or indirectly, (i) used any funds (whether of the Acquired Companies or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made, offered or promised to make, or authorized, any unlawful bribe, rebate, payoff, influence payment, kickback, or other payment or gift of money or anything of value, to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or to any other person, or (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, Anti-Money Laundering Laws and any rules or regulations promulgated thereunder, or any applicable Law of similar effect. To the knowledge of the Company, none of the Acquired Companies nor any of their respective employees, representatives or agents is a Sanctioned Person. The Acquired Companies have instituted and maintain in effect policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, and Trade Control Laws.

3.15 Governmental Authorizations. The Acquired Companies hold all Governmental Authorizations necessary to enable the Acquired Companies to conduct their business in the manner in which its businesses are currently being conducted, except where failure to hold such Governmental Authorizations would not reasonably be expected to have a Material Adverse Effect. The Governmental Authorizations held by the Acquired Companies are, in all material respects, valid and in full force and effect. The Acquired Companies are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not have a Material Adverse Effect.

3.16 Tax Matters.

(a) (i) Each of the income and other material Tax Returns required to be filed by the Acquired Companies with any Governmental Body has been timely filed on or before the applicable due date (taking into account any extensions of such due date), and all such Tax Returns are accurate and complete in all material respects and (ii) all income and other material Taxes (whether or not shown as due and owing on such Tax Returns) have been paid.

(b) No Acquired Company has received a written notice of any audit, examination, investigation, litigation, proposed adjustments or other proceedings in respect of any income or other material Taxes or Tax Returns, and there are no such pending audits, examinations, investigations, litigation, proposed adjustments or other proceedings in respect of any income or other material Taxes or Tax Returns of any Acquired Company. No deficiency for any income or other material Tax has been asserted or assessed in writing by a taxing authority, or threatened in writing, against any of the Acquired Companies which deficiency has not been paid, settled or withdrawn or is being contested in good faith and in accordance with applicable Laws.

(c) There has never been any claim made in writing by any taxing authority in a jurisdiction where the Acquired Companies do not file Tax Returns that any of such entities may be subject to Tax in that jurisdiction.

(d) None of the Acquired Companies is a party to any Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than customary commercial Contracts the primary subject matter of which is not Tax). None of the Acquired Companies has (i) been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise by operation of applicable Laws.

(e) Within the past two years, none of the Acquired Companies has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 (or so much of Section 356 as relates to Section 355) of the Code.

(f) The Acquired Companies have withheld and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party (including, without limitation, Sections 1441 and 1442 of the Code or similar or corresponding provisions under any state, local, and non-U.S. Laws), and complied in all material respects with all information reporting and back-up withholding provisions of applicable Law.

(g) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) None of the Acquired Companies has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Body with respect to any amount of income or other material Taxes. No Acquired Company is a party to, bound by or subject to (i) any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable provision of state, local or non-U.S. Law) with respect to any income or other material Taxes, or (ii) any private letter ruling of the U.S. Internal Revenue Service or any similar written ruling of any other Governmental Body.

(i) There are no Encumbrances for Taxes upon the assets of any Acquired Company other than Permitted Encumbrances.

(j) None of the Acquired Companies has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

3.17 Employee Matters; Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Letter identifies each material Employee Plan. Subject to applicable Laws, the employment of each of the Company’s employees is terminable by the Company at will.

(b) The Company is not a party to or bound by, has no duty to bargain with, nor is currently negotiating, in connection with entering into, any collective bargaining agreement or other Contract with a labor organization, union, works council or other employee representative body representing any of its employees and there are no labor organizations, unions, works councils or other employee representative bodies representing or purporting to represent any employees of the Company. During the three years prior to the date of this Agreement, there has not been any unfair labor practice charge, labor arbitration, grievance, strike, slowdown, work stoppage, lockout, job action, picketing, question concerning labor representation, union organizing activity or any similar activity or dispute, or, to the knowledge of the Company, any threat thereof, affecting the Company or any of its then-current employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such unfair labor practice charge, labor arbitration, grievance, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity.

(c) During the three year period prior to the date of this Agreement, there have not been and there are no material Legal Proceedings ongoing, pending or, to the knowledge of the Company, threatened in writing relating to the employment or engagement of any Company Associate, any labor or employment practice of the Company or any Employee Plan (other than routine claims for benefits in the ordinary course), including the assets of any of the trusts under any Employee Plan or the plan sponsor, administrator, trustee or any fiduciary of any Employee Plan with respect to the operation thereof. During the three year period prior to the date of this Agreement, the Company has been in compliance in all material respects with all applicable Laws related to employment and labor including without limitation any term or condition of employment, employment practices, payment of wages and hours of work, pension obligations, hiring, collective bargaining, worker classification (including the proper classification of workers as independent contractors and of employees as exempt or non-exempt under the Fair Labor Standards Act and any similar applicable Law), background checks, privacy rights, accommodations, termination of employment, leaves of absence, plant closing and mass layoff notification (including the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law (the “WARN Act”)), labor disputes, workplace safety, harassment, retaliation, immigration, and discrimination matters.

(d) The Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of the following, as relevant: (i) all material plan documents and all material amendments thereto, and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS regarding the tax-qualified status of the applicable Employee Plan; (iii) the most recent annual actuarial valuation and any subsequent funding update, and the most recent Form 5500 and all schedules thereto; (iv) the most recent summary plan descriptions and any material modifications thereto; (v) the most recent nondiscrimination tests required to be performed under the Code; and (vi) all material, non-routine written communications with the Department of Labor, IRS or any other Governmental Body relating to any audit, investigation or similar proceeding with respect to such Employee Plan sent or received during the three year period prior to the date of this Agreement.

(e) Neither the Company nor any other Person that is or, at any relevant time, would have been considered a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA has, during the past six years, sponsored, maintained, contributed to, been required to contribute to, or otherwise had liability, whether actual or contingent, with respect to a plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Code Section 412, including any (i) “single employer” defined benefit plan as defined in Section 4001 of ERISA, (ii) any “multiemployer plan” as defined in Section 4001 of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) from the IRS as to its qualified status under the Code and, to the Company’s knowledge nothing has occurred that would reasonably be expected to adversely affect the qualification of any such Employee Plan. Each of the Employee Plans is now and has been established, maintained, funded, administered, and operated in all material respects in compliance with its terms and all applicable Laws, including without limitation ERISA and the Code. The Company complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, MHPAEA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(g) Except to the extent required under Section 601 et seq. of ERISA, 4980B of the Code (or any other similar state or local Law), neither the Company nor any Employee Plan has any present or future obligation to provide post-employment or retiree welfare benefits to any Person.

(h) Except as set forth in Section 3.17(h) of the Company Disclosure Letter, neither the execution or delivery of this Agreement, the consummation of the Offer, the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with other events or circumstances) (i) entitle any Company Associate to severance, change-in-control, or retention pay or any other payment, (ii) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any Company Associate, including under any Employee Plan, (iii) result in any “disqualified individual” receiving any “parachute payment” (each such term as defined in Section 280G of the Code), individually or in combination with any other payment, or result in the payment of an excise Tax by any Person under Section 4999 of the Code, or (iv) limit or restrict the right of Purchaser or the Company to merge, amend, terminate or transfer the assets of any Employee Plan on or following the Effective Time.

(i) Except as set forth in Section 3.17(i) of the Company Disclosure Letter, the Company is not a party to, or otherwise is obligated under, any Contract, plan or arrangement that provides for the gross-up, indemnification, reimbursement of or other payment for any Taxes imposed by Sections 409A or 4999 of the Code (or any corresponding provisions of applicable Law relating to Tax).

(j) Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (i) has been operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Employee Plan, and (ii) no amounts paid or payable by the Company to or for the benefit of any Company Associate have been or are reasonably expected to be subject to any Tax or penalty imposed under Section 457A of the Code. Without limiting the foregoing: (i) each Option was granted with an exercise or base price at least equal to fair market value on the grant date, and does not include any deferral feature that would cause noncompliance with Section 409A; and (ii) there has been no backdating or impermissible repricing, and no modification of Options that would violate Section 409A or the rules of any national securities exchange. Each incentive stock option intended to qualify under Section 422 and each employee stock purchase plan intended to qualify under Section 423 has, in all material respects, satisfied the applicable requirements of such sections.

3.18 Environmental Matters. Except for those matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) the Acquired Companies are, and since January 1, 2020 have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business; (b) there is no Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against any of the Acquired Companies or, to the Company’s knowledge, the Leased Real Property; (c) none of the Acquired Companies has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities, obligations, or requirements on the part of any of the Acquired Companies relating to or arising under Environmental Laws; (d) to the knowledge of the Company: (1) no Person has been exposed to any Hazardous Materials at a property or facility of any of the Acquired Companies at levels in excess of applicable permissible exposure levels; and (2) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Acquired Companies under any Environmental Law, or otherwise form the basis of any obligation to conduct any investigation, cleanup, remediation, monitoring, or other activities relating to such Hazardous Materials; (e) the Acquired Companies have not assumed, undertaken, or otherwise become subject to any liability or obligation of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property; and (f) the Acquired Companies are not subject to any liabilities or obligations under any Environmental Law relating to any divested or closed businesses, or to any formerly owned or operated properties.

3.19 Insurance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all material insurance policies of the Acquired Companies are in full force and effect (except for any expiration thereof in accordance with its terms), no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder. Since January 1, 2024, (a) there have been no material claims pending under any of the Company’s insurance policies and, to the Company’s knowledge, no event has occurred that is reasonably expected to give rise to a material insurance claim, and (b) there was no claim under any of the Company’s insurance policies as to which coverage was questioned, denied or disputed by the underwriters of such policies.

3.20 Legal Proceedings; Orders.

(a) As of the Agreement Date, there has been no Legal Proceeding pending (or, to the knowledge of the Company, threatened) against, by or involving any of the Acquired Companies or to the knowledge of the Company, against any present or former officer, director or employee of the Acquired Companies in such individual’s capacity as such, other than any Legal Proceedings that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) As of the Agreement Date, there is no order, writ, injunction, ruling, stipulation, settlement, award, finding, determination, decree or judgment (an “Order”) to which any of the Acquired Companies or their assets is subject that is reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) To the Company’s knowledge, as of the Agreement Date, no investigation or review by any Governmental Body with respect to any of the Acquired Companies is pending or is being threatened, other than any investigations or reviews that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.21 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The Company Board (at a meeting duly called and held) has unanimously (a) determined that the entry into this Agreement and the consummation of the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) determined that the Merger shall be governed and effected in accordance with Section 251(h) of the DGCL, (c) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, and (d) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer, which resolutions, subject to Section 5.4, have not been subsequently withdrawn, rescinded or modified in a manner adverse to Parent as of the Agreement Date. No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.22 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL shall be inapplicable to: (a) the execution, delivery and performance of this Agreement; (b) the consummation of the Offer, the Merger and the other Transactions; and (c) the Tender and Support Agreements. No other Takeover Law or anti-takeover provision in the certificate of incorporation or bylaws of the Company is applicable to the Transactions.

3.23 Merger Approval. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition and the accuracy of the representations and warranties set forth in Section 4.8, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and the Merger.

3.24 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act expiration of the applicable waiting periods, compliance with the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of the Company or organizational or governing documents of any Subsidiary; (b) cause a violation by any of the Acquired Companies of any Law or Order applicable to the Acquired Companies, or to which any of the Acquired Companies is subject; or (c) conflict with, result in breach of, or constitute a default (with or without notice or lapse of time), or give rise to a right of termination, modification or acceleration of, any Material Contract to which the Company is a party or by which it is bound or result in the loss of a material benefit under any such Material Contract or (d) result in the creation of any Encumbrance (other than any Permitted Encumbrances) on any assets of the Acquired Companies, except in the case of clauses (b) and (c), for such violations as would not reasonably be expected to have a Material Adverse Effect. Except as may be required by the Exchange Act, the DGCL, the HSR Act and the rules and regulations of Nasdaq, to the knowledge of the Company, the Acquired Companies are not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.25 Opinion of Financial Advisor. The Company Board has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by the holders of Shares (other than Excluded Shares) in the Offer and the Merger, taken together as an integrated transaction, is fair, from a financial point of view, to such holders. A copy of such written opinion shall be provided to Parent, solely for informational purposes, after receipt thereof by the Company Board, it being expressly understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Purchaser.

3.26 Financial Advisors. Except for J.P. Morgan Securities LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

3.27 Sanctions; Trade Control Laws. None of the Acquired Companies, nor any of their respective directors, officers, employees, or, to the knowledge of the Acquired Companies, agents, while acting on behalf of any of the Acquired Companies: (i) has violated any applicable Sanctions or Trade Control Laws; (ii) has engaged in any dealings, directly or indirectly, with or on behalf of any Sanctioned Person or in any Sanctioned Country, Russia, or Syria; (iii) is subject to or otherwise involved in any Legal Proceeding or Order relating to actual or potential violations of applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, or Trade Control Laws; or (iv) has received any written notice from a Governmental Body concerning any actual or potential noncompliance with or liability under any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, or Trade Control Laws.

3.28 TID U.S. Business. None of the Acquired Companies is a “TID U.S. business” (as defined in 31 CFR Part 800).

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1 Due Organization. Each of Parent and Purchaser is a limited liability company or corporation (respectively) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except in the case of (b) and (c), where any such failure would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

4.2 Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

4.3 Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Purchaser of this Agreement has been duly authorized by all necessary action on the part of Parent and Purchaser and their respective boards of directors or managers (as applicable). This Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser, and, assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the HSR Act and expiration of applicable waiting periods, the execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (a) cause a violation of any of the provisions of the certificate of incorporation, certificate of formation, limited liability company operating agreement or bylaws (as applicable) or other organizational documents of Parent or Purchaser; or (b) cause a violation by Parent or Purchaser of any applicable Law or order applicable to Parent or Purchaser, or to which they are subject, except, in the case of clause “(c)”, for such conflicts, violations, breaches or defaults as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), state takeover laws, the filing of the certificate of merger pursuant to the DGCL or the HSR Act, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

4.5 Disclosure. None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of their Subsidiaries to the Company in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Parent nor Purchaser makes any representation or warranty with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Company Disclosure Documents.

4.6 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Purchaser, except as would not and would not reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent or Purchaser, as of the Agreement Date, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to have a Parent Material Adverse Effect.

4.7 Funds. Parent has and will have, at all times until the Closing, cash or access to cash resources in immediately available funds and in an amount sufficient to consummate the Transaction, including to pay the aggregate Offer Price at the Offer Acceptance Time and the aggregate Merger Consideration at the Closing, to make payments pursuant to Section 2.8 and to pay all related fees and expenses.

4.8 Ownership of Shares. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s Subsidiaries has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock, in each case, except through funds or benefit or pension plans. Neither Parent nor Purchaser has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the Agreement Date, neither Parent nor Purchaser, nor any of their “affiliates” or “associates”, is an “interested stockholder” of the Company, as such terms are defined under Section 203(c) of the DGCL. Prior to the Agreement Date, neither Parent nor Purchaser has taken, or authorized or permitted any Representatives of Parent or Purchaser to take, any action that would cause Parent, Purchaser or any of their “affiliates” or “associates” to be deemed an “interested stockholder”, as such terms are defined in Section 203 of the DGCL, or otherwise render Section 251(h) of the DGCL inapplicable to the Merger.

4.9 No Competitive Holdings. None of Parent or Purchaser, nor any of their controlled Affiliates, hold, directly or indirectly, five percent (5%) or more of any assets, or voting securities or non-corporate interests (as “hold,” “voting securities” and “non-corporate interest” are defined under 16 C.F.R. § 801) of any Entity, that competes or is expected to compete in the future with the Company to the extent that any such holdings would reasonably be expected to prevent or materially delay the consummation of the Transactions or the expiration or termination of any waiting period, under the HSR Act or under other Antitrust and FDI Laws in connection with the Transactions.

4.10 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

4.11 Acknowledgement by Parent and Purchaser.

(a) Neither Parent nor Purchaser is relying, and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Company Disclosure Letter, or in the certificate delivered pursuant to clause (d) of Annex I. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b) In connection with the due diligence investigation of the Company by Parent and Purchaser and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Purchaser and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the Agreement Date from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Company, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto (and disclaim any reliance thereon) unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Purchaser hereby acknowledge and agree that neither the Company nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

SECTION 5. COVENANTS

5.1 Access to Information. During the period from the Agreement Date until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause the Representatives of the Company to: provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives and its properties, offices, books and records, Contracts, commitments and personnel (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement or any sale process preceding the execution and delivery of this Agreement, or, except as expressly provided in Section 5.1 or Section 5.4, to any Acquisition Proposal), in each case as Parent reasonably requests solely for purposes of furthering the consummation of the Transactions or for reasonable integration planning; provided, however, that any such access shall be conducted at Parent’s sole cost and expense, at a reasonable time during the Company’s normal business hours, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company or create material risk of damage or destruction to any material assets or property; provided that the Company shall be permitted to provide such information electronically or by other remote access where practicable. Any such access shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing. Nothing herein shall require the Company to permit any inspection or testing, or to disclose or provide access to any information, that in the reasonable good faith judgment of the Company would be detrimental in any material respect to the Company’s business or operations or would reasonably be expected to (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the Agreement Date (including any confidentiality agreement to which the Company or its Affiliates is a party), (iii) increase the risk of facing any Regulatory Burden, (iv) result in the disclosure of any valuations of the Company prepared in connection with the Transactions or any other strategic alternative or (v) result in the disclosure or use of such document or information in any Legal Proceeding between the Parties. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the (x) letter agreement, dated as of January 2, 2026, between the Company and Parent (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 5.1 shall be directed to executive officer or other Person designated by the Company. Notwithstanding anything in this Section 5.1 to the contrary, nothing in this Section 5.1 shall be construed to require the Acquired Companies or any of their respective Representatives to prepare or produce any financial statements, projections, reports, analyses, appraisals or opinions that are not prepared in the ordinary course of business and otherwise readily available.

5.2 Operation of the Company.

(a) During the Pre-Closing Period, except (A) as required or otherwise expressly contemplated under this Agreement, (B) or as required by applicable Laws, (C) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned or (D) as set forth in Section 5.2(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, (i) use commercially reasonable efforts to take the actions set forth in Section 5.2(a) of the Company Disclosure Letter; (ii) use its commercially reasonable efforts to conduct in all material respects its and its Subsidiaries’ business and operations in the ordinary course; (iii) use its commercially reasonable efforts to maintain its existence in good standing pursuant to applicable Law; and (iv) use its commercially reasonable efforts to (x) preserve intact its material assets, properties, Contracts (including Material Contracts), licenses (including any agreements under which rights are granted to any Acquired Company for Company Licensed IP), permits and business organizations, and any Clinical Data and (y) preserve the current relationships with Governmental Bodies and with material customers, vendors, distributors, manufacturers, consultants, researchers, partners, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company and its Subsidiaries have material business relations; provided, that (1) no action by the Company to the extent addressed by the subject matter of any of the subclauses of Section 5.2(b) shall constitute a breach of this Section 5.2(a) unless such action would constitute a breach of such subclause, (2) any failure to take any action prohibited by Section 5.2(b) (including as a result of Parent’s withholding, conditioning or delaying consent) shall not be deemed a breach of this Section 5.2(a) and (3) the Company shall be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs.

(b) During the Pre-Closing Period, except (A) as required or otherwise expressly contemplated under this Agreement, (B) as required by applicable Laws, (C) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned or (D) as set forth in Section 5.2(b) the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares) or other equity or voting interests or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Shares) or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, other than: (1) repurchases or reacquisitions of Shares outstanding as of the Agreement Date pursuant to the Company’s right (under written commitments in effect as of the Agreement Date) to purchase or reacquire Shares held by a Company Associate upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Stock Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the Agreement Date (in cancellation thereof) pursuant to the terms of any such Company Stock Award (in effect as of the Agreement Date) between the Company and a Company Associate or member of the Company Board upon termination of such Person’s employment or engagement by the Company; (3) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Stock Awards outstanding on the Agreement Date pursuant to the terms of any such Company Stock Awards (as in effect as of the Agreement Date); or (4) in connection with the exercise of Warrants;

(ii) split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber, dispose of, or authorize the issuance, sale, delivery, pledge, transfer, encumbrance, disposition or grant by any Acquired Company (other than pursuant to agreements in effect as of the Agreement Date) of (A) any capital stock, equity interest or other security of the Company or any of its Subsidiaries, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Company or any of its Subsidiaries or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Company or any of its Subsidiaries (except that the Company may (1) take any action required to issue Shares as required to be issued upon the settlement of RSUs or the exercise of Options or Warrants or pursuant to purchase rights under the ESPP, or (2) issue Options (or RSUs) to new employees who were offered Options as part of offer letters that were executed prior to the Agreement Date, to the extent such offer letters are made available to Parent prior to the date hereof and are listed in Section 3.17 of the Company Disclosure Letter;

(iv) except as otherwise permitted under Section 5.2(b)(i) or Section 5.2(b)(iii), as required by the terms of any Employee Plan as in effect on the Agreement Date, as required by applicable Law or as specifically required pursuant to the Agreement: (A) establish, adopt, enter into, terminate or amend any Employee Plan (or any plan, program, arrangement, practice, policy or agreement that would be an Employee Plan if it were in existence on the Agreement Date); (B) amend or waive any of its rights under, or accelerate the vesting, funding, or payment of any compensation or benefits under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice, policy or agreement that would be an Employee Plan if it were in existence on the Agreement Date); or (C) grant any Company Associate an increase in compensation, a bonus or other benefits (except that the Company: (1) may promote employees in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any employee; (2) may provide increases in salary, wages or benefits to non-executive officer employees of the Company that do not exceed an individual increase of five percent (5%) in the ordinary course of business that are consistent with past practice and do not provide for severance, change in control, retention or similar benefits or payments; and (3) may award annual bonus payments for 2025 based on performance and existing targets in effect as of the Agreement Date for annual bonus payments for 2025 and in accordance with Section 5.2(b) of the Company Disclosure Letter;

(v) (A) enter into any change-of-control, retention, severance or similar agreement with any Company Associate, (B) enter into (1) any employment or other material agreement with any executive officer or director or (2) any employment agreement with any non-executive officer employee with an annual base salary that is greater than $250,000, or (C) hire any employee with an annual base salary in excess of $250,000 or terminate any executive officer other than for cause (as defined in such executive officer’s employment agreement);

(vi) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws (or similar organizational or governing documents);

(vii) enter into any new line of business;

(viii) acquire any business (including by merger, consolidation, acquisition of stock or assets or licensing, divestment, or other transfer of any assets);

(ix) form any Subsidiary, acquire any equity interest in any other Entity (including by merger) or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(x) make or authorize any capital expenditure except (A) in the ordinary course of business or in amounts not in excess of the amounts set forth in the Company’s capital expenditure budget made available to Parent, (B) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (C) capital expenditures not addressed by the foregoing clauses (A) and (B) that do not exceed, individually, $500,000 or in the aggregate, $1,000,000 during any fiscal year;

(xi) acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse (other than any Patent expiring at the end of its statutory term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property (except, in the case of any of the foregoing, (A) Intellectual Property Rights in the ordinary course of business (including entering into non-exclusive license agreements and materials transfer agreements in the ordinary course of business), (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in, and are not material to, the conduct of the business of the Company and (C) as provided for in subsection (x);

(xii) incur any Indebtedness after the Agreement Date in excess of $100,000, individually or in the aggregate, at any one time outstanding, except for letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business;

(xiii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Liabilities of any other Person in an amount not to exceed, individually or in the aggregate, $100,000 at any one time outstanding;

(xiv) (A) other than in the ordinary course of business, enter into any Contract that would constitute a Material Contract if it had been in effect on the Agreement Date; provided that the Company shall not enter into any such Contract that is of the type referred to in clause (a)(i), (a)(iii), (a)(v), (a)(vi), (a)(viii), (a)(ix), (a)(xv) or (a)(xviii) of Section 3.10 or (B) amend, modify, or terminate in any material respect, or voluntarily waive or release any material rights under, any Material Contract (other than expirations at the end of the term of such Contract);

(xv) forgive any loans or make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) advances for employee expenses in the ordinary course of business or intercompany loans solely between Acquired Companies, (B) the extension of trade credit in the ordinary course of business or (C) loans, advances, capital contributions or investments in Persons representing non-controlling minority interests of less than five percent (5%) of the total outstanding share capital of such Person;

(xvi) (A) make, rescind or change any material Tax election, (B) change any annual Tax accounting period or change any material method of Tax accounting, (C) enter into any (1) material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law), or (2) Tax allocation agreement or Tax sharing agreement (other than any customary commercial Contract that does not relate primarily to Taxes) relating to or affecting any Tax liability of the Acquired Companies, (D) settle or compromise, or otherwise resolve, any material Tax liability, (E) file any amended income or other material Tax Return, (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Acquired Companies (other than pursuant to automatic extensions of the due date, not more than seven (7) months, for filing a Tax Return), (G) request any ruling or similar guidance from a Governmental Body with respect to Taxes of the Acquired Companies, or (H) agree to any final “determination” within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) with respect to material Taxes of the Acquired Companies;

(xvii) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities, or results of operations of the Acquired Companies except insofar as required by (A) GAAP, (B) Regulation S-X under the Securities Act or other applicable Law or (C) by any Governmental Body or quasi-governmental authority, including the Financial Accounting Standards Board or any similar organization;

(xviii) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby or to otherwise enforce the terms of this Agreement or any other agreements contemplated hereby;

(xix) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby, (B) a settlement that results solely in a monetary obligation involving only the payment of monies by the Acquired Companies (net of recoveries under insurance policies or indemnity obligations) of not more than $5,000,000 in the aggregate or (C) a settlement that results in no monetary obligation of an Acquired Company or an Acquired Company’s receipt of payment; provided, that no such settlement may involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of any Acquired Company;

(xx) enter into any collective bargaining agreement or other labor agreement with any labor organization, union, works council or other employee representative body or recognize or certify any labor union, labor organization, works council or other employee representative body as the bargaining representative for any employees of the Company (except to the extent required by applicable Laws);

(xxi) implement any action that would reasonably be expected to require advance notice under the WARN Act or similar Law;

(xxii) with respect to Intellectual Property Rights, acquire, sell, lease, license, sublicense, place any Encumbrance on, transfer or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, voluntarily relinquish or voluntarily permit to lapse (other than any Patent expiring at the end of its statutory term and not capable of being extended), transfer, or assign any Company IP, except pursuant to non-exclusive licenses or sublicenses made in the ordinary course of business that are incidental to performance under the relevant agreement;

(xxiii) voluntarily relinquish or abandon, or fail to use commercially reasonable efforts to diligently prosecute or prevent from lapsing, any material Company Owned IP or Company Licensed IP for which an Acquired Company has responsibility for prosecution and maintenance activities; provided, in each case, that the foregoing shall not be construed to prohibit ordinary course prosecution actions, including amending, or agreeing to amend, the scope of a claim of a pending patent application within any such Company Registration, or, solely to the extent the Company provides Parent a reasonable opportunity to review and comment (and considering in good faith any reasonable comments from Parent that are received in a timely fashion), filing a terminal disclaimer with respect to or abandoning a claim of a pending patent application within any such Company Registration in favor of a related claim contained in another patent application filed by such Acquired Company that would constitute a Company Registration included in the applicable Company Owned IP or Company Licensed IP;

(xxiv) make any submissions or filings, or submit any other material correspondence, to the U.S. Patent and Trademark Office or any non-U.S. equivalent related to any Patent or trademark (including any application therefor) included in the Company Owned IP or Company Licensed IP without providing Parent a reasonable opportunity to review and comment on such submissions, filings or other correspondence and considering in good faith any reasonable comments from Parent that are received in a timely fashion;

(xxv) knowingly engage in any dealings, directly or indirectly, with or on behalf of any Sanctioned Person or in any Sanctioned Country, Russia or Syria, in violation of Sanctions;

(xxvi) adopt or implement any stockholder rights plan or similar arrangement;

(xxvii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company; or

(xxviii) authorize any of, or agree or commit to take, any of the actions described in clauses (i) through (xxvii) of this Section 5.2(b).

Nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of the operations of the Acquired Companies.

5.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that (i) is in effect as of the execution and delivery of this Agreement or (ii) entered into after the execution and delivery of this Agreement and, in either case contains confidentiality and non-use and other provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement (A) need not contain any standstill or similar provision and (B) shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company or Parent, as applicable, from satisfying any of its obligations under this Section 5.3.

(b) Except as permitted by this Section 5.3, during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall direct its and their respective other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or knowingly encourage any Acquisition Proposal or any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information relating to the Acquired Companies in connection with, or for the purpose of, soliciting, initiating or knowingly facilitating or encouraging, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement providing for an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (each, a “Company Acquisition Agreement”), or (iv) approve, authorize, agree or publicly announce any intention to do any of the foregoing. Immediately after the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective directors and officers to, and shall direct its and their respective other Representatives to, immediately cease any solicitation and any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal. As soon as reasonably practicable (and in any event within forty-eight (48) hours) after the Agreement Date, the Company shall and shall cause its Subsidiaries and its and their respective directors and officers to, and the Company shall direct its and their respective other Representatives to, (A) terminate access by any third party (other than Parent, its Affiliates and their respective Representatives) to any physical or electronic data room or similar information sharing platform relating to any potential Acquisition Proposal and (B) request the prompt return or destruction of any confidential information previously furnished or made available to such Persons and their Representatives through such platform or in connection with a potential Acquisition Proposal to the extent permitted under any Contract with such third party.

(c) If at any time on or after the Agreement Date and prior to the Offer Acceptance Time the Company or any of its Representatives receives a written Acquisition Proposal from any Person or group of Persons, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons solely to the extent necessary to clarify the terms and conditions of such Acquisition Proposal, request that any oral Acquisition Proposal be provided in written form or inform such Person or group of Persons of the terms of this Section 5.3 and (ii) if such Acquisition Proposal did not result from a material breach of this Section 5.3 and the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and the failure to take such action would reasonably be expected to be inconsistent with fiduciary duties of the Company Board under applicable Law, then the Company and its Representatives may (A) enter into an Acceptable Confidentiality Agreement or furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Acquired Companies to the Person or group of Persons who has made such Acquisition Proposal and their respective Representatives and financing sources; provided that the Company shall promptly provide to Parent any non-public information concerning the Acquired Companies that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and their respective Representatives and financing sources, including soliciting the submission of a revised Acquisition Proposal. During the Pre-Closing Period, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit an Acquisition Proposal being made to the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law.

(d) The Company shall (i) promptly (and in any event within one business day) notify Parent of any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal are received by any Acquired Company or any of its Representatives during the Pre-Closing Period, together with the identity of the Person or group of Persons making such inquiries, proposals or offers (subject to the right of the Company to redact any identifying information that the Company is obligated to keep confidential under confidentiality obligations in effect prior to the Agreement Date), (ii) provide to Parent a copy of any written Acquisition Proposal received by the Company or any of its Representatives and a summary of the material terms and conditions of any oral Acquisition Proposal or any such inquiry, proposal or offer, (iii) keep Parent reasonably informed of any material developments regarding any Acquisition Proposal on a reasonably prompt basis, and (iv) upon the reasonable written request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.

(e) Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (nor shall any of the following constitute a Company Adverse Change Recommendation) (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Laws, (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iv) electing to take no position with respect to an Acquisition Proposal until the close of business on the tenth business day after the commencement of such Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act, (v) informing any Person of the existence of the provisions contained in this Section 5.3, (vi) making any disclosure to the stockholders of the Company (including regarding the business, financial condition or results of operations of the Company) that the Company Board has determined to make in good faith, it being understood that any such statement or disclosure made by the Company Board must be subject to the terms and conditions of this Agreement or (vii) making a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto; provided that, any such action that would otherwise constitute a Company Adverse Change Recommendation shall be made only in accordance with Section 5.4.

5.4 Company Board Recommendation.

(a) During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) (A) withdraw or qualify (or modify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw or qualify (or modify in a manner adverse to Parent or Purchaser), the Company Board Recommendation, (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal; (C) fail to include the Company Board Recommendation in the Schedule 14D-9; (D) if any Acquisition Proposal is structured as a tender offer or exchange offer for the outstanding Shares and is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), fail to recommend, within ten business days after such commencement, rejection of such tender offer or exchange offer, or (E) publicly propose to do any of the foregoing (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement in accordance with Section 5.3).

(b) Notwithstanding anything to the contrary contained in Section 5.4(a) or elsewhere in this Agreement, at any time prior to the Offer Acceptance Time:

(i) In the event that (x) if the Company has received a bona fide written Acquisition Proposal from any Person that has not been withdrawn and did not result from a material breach of Section 5.3 and (y) after consultation with the Company’s financial advisors and outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Proposal, the Company Board may (A) make a Company Adverse Change Recommendation and/or (B) authorize the Company to terminate this Agreement pursuant to Section 7.1(e) to enter into a Company Acquisition Agreement with respect to such Superior Proposal, in the case of each of clauses (A) and (B) if and only if: (1) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so in the manner contemplated by this Section 5.4(b) would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Laws; (2) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Change Recommendation and/or terminate this Agreement pursuant to Section 7.1(e) at least four business days prior to making any such Company Adverse Change Recommendation or effecting such termination (a “Determination Notice”) (which notice, or the public disclosure thereof, shall not constitute a Company Adverse Change Recommendation); and (3) (x) the Company shall have provided to Parent a summary of the material terms and conditions of the Acquisition Proposal, in accordance with Section 5.3(d), (y) the Company shall have given Parent four business days (the “Match Period”) after delivery of the Determination Notice to propose revisions to the terms of this Agreement or make other proposals so that such Acquisition Proposal would cease to constitute a Superior Proposal and shall have, and shall have caused its Representatives to have, negotiated in good faith with Parent (to the extent Parent desires to negotiate) during the Match Period with respect to such proposed revisions or other proposal, if any, and (z) after considering the terms of this Agreement and any binding written proposals (which continue to remain able to be accepted by the Company) made by Parent, if any, prior to 11:59 p.m. Eastern Time on the last day of the Match Period, the Company Board shall have determined, in good faith, that such

Acquisition Proposal continues to constitute a Superior Proposal and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(e) would be inconsistent with the fiduciary duties of the Company Board under applicable Laws. The issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) under the Exchange Act shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.4. The provisions of this Section 5.4(b)(i) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice, except that the Match Period shall be deemed to be two business days; and

(ii) other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so in the manner contemplated by this Section 5.4(b) would be reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Laws; (B) the Company shall have given Parent a Determination Notice at least four business days prior to making any such Company Adverse Change Recommendation (which notice describes the Change in Circumstance in reasonable detail and which notice, or the public disclosure thereof, shall not constitute a Company Adverse Change Recommendation); and (C) (1) the Company shall have given Parent three business days after the delivery of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have, and shall have caused its Representatives to have negotiated in good faith with Parent (to the extent Parent desires to do so) during such three business day period with respect to such proposed revisions or make other proposals such that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, if any, and (2) after considering the terms of this Agreement and any binding written proposals made by Parent, if any, prior to 11:59 p.m. Eastern Time on the third business day following delivery of the Determination Notice, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would still reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Laws. For the avoidance of doubt, the provisions of this Section 5.4(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance, and require a new Determination Notice, except that the references to three business days shall be deemed to be two business days.

5.5 Filings, Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to satisfy the conditions to the Closing and consummate and make effective the Transactions as soon as reasonably practicable and in any event prior to the Termination Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary Consents from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions. Notwithstanding anything to the contrary herein, no Party hereto shall be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any liability that is not conditioned upon the consummation of the Merger, to obtain any Consent of any Person (including any Governmental Body) under any Contract.

(b) Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to) promptly, but in no event later than 15 business days after the date hereof (or such later date as may be agreed in writing between antitrust counsel for each Party), make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions.

(c) Without limiting the generality of anything contained in this Section 5.5, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to, with respect to the Transactions, (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry by a Governmental Body or third party before a Governmental Body, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Party prompt notice of the making or commencement of any request, inquiry, investigation or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, (iii) promptly and regularly keep the other Party informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Party of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) promptly furnish to the other Party copies of documents, communications or materials provided to or received from any Governmental Body and material details or any oral communications in connection with any such request, inquiry, investigation, action or Legal Proceeding, provided that “Transaction Related Documents” and “Plans and Reports,” as those terms are used in the rules and regulations under the HSR Act, will not be required to be provided to the other Parties, and (vi) consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation or Legal Proceeding and (vii) except as may be prohibited by any Governmental Body or by any applicable Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each Party hereto shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation or Legal Proceeding. Each Party shall respond as promptly as reasonably practicable to requests for information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by replying at the earliest reasonably practicable date to any reasonable request for additional information, documents or other materials, including any “second request” under the HSR Act, received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with the Transactions. Parent shall pay all filing fees under the HSR Act and other Antitrust and FDI Laws. Neither Party shall commit to or agree with any Governmental Body to enter into any timing agreement, stop the clock, stay, toll or extend, any applicable waiting period, or pull and refile under the HSR Act, or agree with any Governmental Body not to consummate the Transactions for any period of time, in each case without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein, in the event of a dispute between Parent and the Company related to the strategy to be pursued for obtaining all necessary actions or nonactions and consents from any Governmental Body in connection with the Merger, the final determination regarding such strategy shall be made by Parent and the Company shall take all reasonable actions to support Parent in connection therewith.

(d) Notwithstanding anything to the contrary contained in this Agreement, none of Parent, Purchaser nor any of its Affiliates shall be obligated to take any of the following actions: (i) (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, intellectual property, product lines, service lines, or businesses of Parent, Purchaser or the Company or any of their respective Affiliates, (B) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing relationships, ventures, contractual rights, obligations, or other arrangements of the Company, Parent or any of their respective Affiliates, (C) terminating any venture or other arrangement, (D) creating any relationship, contractual rights or obligations of the Company, Parent or any of their respective Affiliates, (E) effectuating any other change or restructuring of the Company, Parent or any of their respective Affiliates and (F) otherwise taking or committing to take any other behavioral undertakings or actions whatsoever (including committing to seek prior approval from any Governmental Body for any future transaction) with respect to the businesses, product lines, assets, contractual rights, intellectual property, product lines, or service lines of the Company, Parent or any of their respective Affiliates (any of the foregoing actions (A)-(F), a “Burdensome Condition”) and (ii) opposing or defending through litigation or another Legal Proceeding on the merits any claim asserted in court or another venue by any Person, including any Governmental Body, under Antitrust and FDI Laws. The Company and its Affiliates shall not settle or compromise or offer to settle or compromise any request, inquiry, investigation, action or other Legal Proceeding by or before any Governmental Body with respect to the Transactions without the prior written consent of Parent and, at the written request of Parent, Company shall take (or agree to take) any of the actions described in the definition of Burdensome Condition (so long as such action is conditioned upon the occurrence of the Closing).

(e) Prior to the Closing, unless the Company otherwise consents in writing, Parent shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, licensing, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction or take any other action, if the entering into of a definitive agreement relating to, or to the consummation of, such transaction would reasonably be expected to prevent, materially delay or impede the consummation of the Offer or the Merger, including by imposing any material delay in the obtaining of, or materially increasing the risk of not obtaining, any consent of any Governmental Body under any Antitrust Laws necessary to consummate the Offer or the Merger or the expiration or termination of any applicable waiting period (collectively, a “Regulatory Burden”).

5.6 Company Stock Awards; Company ESPP.

(a) Prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which Company Stock Awards are outstanding or otherwise) to (i) give effect to the treatment of Company Stock Awards contemplated by Section 2.8, and (ii) terminate each Company Equity Plan effective as of and contingent upon the Effective Time.

(b) Prior to the Effective Time, the Company shall take all actions necessary or required under the ESPP and applicable Laws to, contingent on the Effective Time, (i) ensure that, except for any offering period in existence under the ESPP on the Agreement Date, no new offering period shall be commenced on or after the Agreement Date, (ii) if the Closing shall occur prior to the end of any offering period in existence under the ESPP on the Agreement Date, cause any such offering period (and purchase period thereunder) then underway under the ESPP to be shortened and each such shortened offering period and purchase period treated as a fully effective and completed offering period and purchase period for all purposes under the ESPP and (iii) cause the exercise (as of no later than the last business day prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the ESPP. On such exercise date, the Company shall apply the funds credited as of such date pursuant to the ESPP within each participant’s payroll withholding account to the purchase of shares of Company Common Stock in accordance with the terms of the ESPP. The Company shall terminate the ESPP in its entirety effective as of the Effective Time, contingent upon the Effective Time. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 5.6(b).

(c) The Parties hereby acknowledge and agree that the Offer, if consummated pursuant to the terms of this Agreement, constitutes a “Change in Control” for the purposes of the Company Equity Plans containing a “Change in Control” or other similar provision.

5.7 Employee Benefits.

(a) During the period commencing at the Effective Time and ending on the date that is one year from the Effective Time (or if earlier, the date of the Continuing Employee’s (as defined below) termination of employment with the Surviving Corporation or any Affiliate thereof), Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) (each, a “Continuing Employee”) during such period: (i) a base salary (or base wages, as the case may be) and target cash incentive opportunities (including annual bonus opportunity, commission opportunity, and any other short-term variable comp opportunity, but excluding retention, change in control and equity-based compensation) each of which is no less favorable than the base salary (or base wages, as the case may be) and target cash incentive opportunities provided to such Continuing Employee immediately prior to the Effective Time; (ii) benefits (excluding any retiree health or defined benefit retirement benefits, severance pay and benefits, equity or equity-based compensation, retention or change of control related compensation and benefits (collectively, “Excluded Benefits”)) that are no less favorable in the aggregate to the benefits (other than Excluded Benefits) provided to such Continuing Employee immediately prior to the Effective Time. Without limiting the foregoing:

(i) Subject to the terms of the governing plan documents (and Parent’s commercially reasonable efforts to amend such documents where necessary to effectuate this provision), each Continuing Employee shall be given service credit for purposes of eligibility to participate, benefit levels (including levels of benefits under Parent’s or the Surviving Corporation’s vacation policy) and eligibility for vesting under Parent or the Surviving Corporation’s vacation or paid time off policy and health and welfare benefit plans and arrangements (excluding any retiree health plans or programs and any defined benefit retirement plans or programs maintained by Parent or the Surviving Corporation) with respect to his or her length of service with the Company (and its predecessors) prior to the Effective Time to the same extent such Continuing Employee was entitled to such service credit under a corresponding Employee Plan in which such Continuing Employee participated immediately prior to Effective Time, provided that the foregoing shall not result in the duplication of benefits or to benefit accrual under any pension plan.

(ii) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company.

(iii) For purposes of any health or welfare benefit plan of Parent and/or the Surviving Corporation in which a Continuing Employee is eligible to participate as of the Effective Time, Parent shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employee, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the Effective Time and (ii) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances, credit Continuing Employees for service and amounts paid prior to the Effective Time with the Company (and its predecessors) under applicable Employee Plans to the same extent that such service and amounts paid was recognized prior to the Effective Time under the corresponding Employee Plan of the Company.

(iv) If annual bonuses in respect of the Company’s 2025 fiscal year have not been paid prior to the Closing Date, Parent shall, or shall cause the Surviving Corporation to, pay each Continuing Employee a 2025 annual bonus in an amount equal to the annual bonus to which such Continuing Employee would be entitled based on the Company’s actual performance under the applicable bonus arrangements of the Company in effect as of the Agreement Date. Parent shall, or shall cause the Surviving Corporation to, make such bonus payments as soon as reasonably practicable following the second payroll date following the Closing Date, subject to continued service through immediately prior to the Closing Date. To enable the foregoing, no later than the date hereof, the Company shall deliver a schedule (the “2025 Bonus Schedule”) that, for each employee entitled to a 2025 annual bonus, sets forth: (i) name and employee ID (or anonymized identifier acceptable to Parent), employing entity and location; (ii) bonus plan and target opportunity; and (iii) the calculated gross bonus amount and anticipated payment date. Parent shall take all actions reasonably necessary to provide for and give effect to the treatment contemplated by this Section 5.7(a)(iv), including obtaining all reasonably necessary approvals and consents and delivering evidence reasonably satisfactory to the Company that all reasonably necessary determinations by the Surviving Corporation’s board of directors (or applicable committee thereof) have been made.

(b) Effective no later than the day immediately preceding the Effective Time, the Company shall terminate any Employee Plans maintained by the Company or its Subsidiaries intended to constitute an arrangement under Section 401(k) of the Code that Parent has requested to be terminated by providing a written notice to the Company at least 30 days prior to the Effective Time; provided, that such Employee Plans can be terminated in accordance with their terms and applicable Law without any adverse consequences with respect to the Company. No later than the day immediately preceding the Effective Time, the Company shall provide Parent with evidence that such Employee Plans have been terminated.

(c) With respect to matters described in this Section 5.7, prior to sending any material written notices or other written communication materials to Company Associates, the Company shall provide Parent with a copy of the intended communication and provide Parent a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith (in each case other than (i) communications that are consistent in all material respects with information previously publicly released by the Parties or (ii) communications previously reviewed by Parent pursuant to this Section 5.7(c)).

(d) The provisions of this Section 5.7 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 5.7 is intended to, or shall, constitute the establishment or adoption of or an amendment to any Employee Plan or employee benefit plan for purposes of ERISA or otherwise nor limit or prohibit Parent or the Surviving Corporation from adopting, modifying, amending or terminating any Employee Plan or employee benefit plan and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Agreement shall confer upon any director, employee or service provider of the Company any right to continue in the employ or service of the Surviving Corporation, Parent or any subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Parent or any subsidiary or affiliate thereof to discharge or terminate the services of any director, employee or individual service provider of the Company at any time for any reason whatsoever, with or without cause.

5.8 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of those Persons who are directors or officers of the Company as of the Agreement Date or have been directors or officers of the Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Company (as in effect as of the Agreement Date) and as provided in the written indemnification agreements between the Company and said Indemnified Persons in effect as of the Agreement Date and made available by the Company to Parent or Parent’s Representatives prior to the Agreement Date, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under Delaware or other applicable Laws for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 5.8(a) and the rights provided under this Section 5.8(a) until disposition of such claim.

(b) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation (together with their respective successors and assigns, the “Indemnifying Parties”), to the fullest extent permitted under applicable Laws, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Laws, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 5.8(b) within 15 days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 5.8(b).

(c) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain, in effect, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the Agreement Date (an accurate and complete copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the Agreement Date) for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy (or at or prior to the Effective Time, Parent or the Company may (through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned)) purchase a six-year “tail” policy for the existing policy effective as of the Effective Time) and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 5.8(c); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 5.8.

(e) The provisions of this Section 5.8 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Law, this Section 5.8 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

5.9 Securityholder Litigation. The Company shall (a) promptly notify Parent of any securityholder litigation brought against the Company and/or members of the Company Board or the Company’s officers (in their respective capacities as such) relating to the Transactions, (b) provide Parent with copies of all pleadings with respect thereto and (c) keep Parent reasonably informed with respect to such litigation, including as to the proposed strategy and other significant dealings with respect to such litigation. The Company shall control any Legal Proceeding brought by stockholders of the Company against the Company and/or its directors relating to the Transactions; provided that the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with such litigation, and the right to consult on the defense or settlement with respect to such litigation, and the Company shall in good faith take such comments into account. No such settlement shall be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

5.10 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by, and whose form and content shall be agreed to by, the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent disclosure of the content thereof was not previously issued or made in accordance with this Agreement), in each case, with respect to this Agreement or the Offer, the Merger or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement (including to media, analysts, stockholders of the Company, investors or those attending industry conferences) and make internal announcements to its employees and contractors, and the Company Associates and make disclosures in Company SEC Documents, in each case, so long as such statements are consistent with previous press releases, public disclosures or public statements; (b) a Party may, without the prior consent of the other Party, but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any applicable Law; (c) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or that relates to any Acquisition Proposal or Company Adverse Change Recommendation and any related matters and (d) no consultation or consent of the other Party shall be required with respect to any dispute between the Parties related to this Agreement or the Transactions.

5.11 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

5.12 Notice of Developments. The Company shall give prompt notice to Parent (and shall subsequently keep Parent informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Section 7 or Annex I not being able to be satisfied prior to the End Date. Parent shall give prompt notice to the Company (and shall subsequently keep the Company informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to have a Parent Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Section 7 or Annex I not being able to be satisfied prior to the End Date. The failure of the Company or Parent to deliver any notice required by this Section 5.12 shall not give rise to the failure of any condition to the consummation of the Offer or the Merger or give rise to any termination rights under Section 7.

5.13 Section 16 Matters. The Company, and the Company Board (or committee thereof), shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.14 Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Laws, the Compensation Committee of the Company Board shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the Agreement Date pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

5.15 Purchaser Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Purchaser, a written consent adopting this Agreement.

5.16 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.

SECTION 6. CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction (or, if permissible, waiver), at or prior to the Closing, of each of the following conditions:

6.1 No Restraints. There shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any applicable Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which directly prohibits, or makes illegal the consummation of the Merger be in effect; provided, however, that no Party shall be permitted to assert the failure of this condition if the failure of this condition is attributable to a failure of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party.

6.2 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not validly withdrawn; provided, however, that neither Purchaser nor Parent shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Purchaser fails to acquire any Shares validly tendered and not properly withdrawn pursuant to the Offer.

SECTION 7. TERMINATION

7.1 Termination. This Agreement may be terminated prior to the Effective Time (such date of termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the issuance of such final and nonappealable order, decree, ruling or other action was the result of a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(c) by Parent at any time prior to the Offer Acceptance Time, if the Company Board (or a committee thereof) makes and has not withdrawn a Company Adverse Change Recommendation;

(d) by either Parent or the Company if the Offer Acceptance Time shall not have occurred on or prior to 5:00 p.m. Eastern Time on July 19, 2026 (such date, the “End Date”); provided that the End Date may be extended by either Parent or the Company by written notice to the other Party on or prior to the initial End Date for an additional 90 days if any of the Regulatory Conditions are still outstanding as of the initial End Date; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure of the Offer Acceptance Time to occur prior to the End Date was the result of the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party;

(e) by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Proposal and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal (a “Specified Agreement”) in accordance with the requirements of Section 5.3 and Section 5.4(b)(i) with respect to such Superior Proposal and concurrently, and as a condition to the effectiveness of such termination, pays, or causes to be paid, the Termination Fee in accordance with Section 7.3(b)(i);

(f) by Parent at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the condition set forth in clause “(b)” or “(c)” of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured, shall not have commenced to have been cured within 30 days of the date Parent gives the Company notice in writing of such breach or failure to perform; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g) by the Company at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case if such breach or failure has had or would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions and such breach or failure cannot be satisfied and cannot be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured, shall not have commenced to have been cured within 30 days of the date the Company gives Parent notice in writing of such breach or failure to perform; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder;

(h) by the Company if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 1.1(a), other than to the extent resulting from a material breach by the Company of Section 1.2, or if Purchaser shall have failed to accept and pay for all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as may be extended) when required to do so in accordance with the terms of this Agreement; or

(i) by either Parent or the Company if the Offer (as it may be extended and re-extended in accordance with Section 1.1(c)) expires in accordance with its terms without the Minimum Condition having been satisfied or the other Offer Conditions having been satisfied or waived by Parent, in each case without Purchaser having accepted for payment any Shares validly tendered in the Offer; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(i) if such expiration of the Offer was the result of the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given by the terminating Party to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers and Affiliates following any such termination; provided, however, that (a) the last sentence of Section 1.2(b), this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) notwithstanding the foregoing but subject to Section 7.3, nothing in this Agreement will relieve any Party from any liability for any Willful Breach of this Agreement arising prior to the valid termination of this Agreement or Fraud (which liability or damages to the extent owed to the Company or the stockholders of the Company may include damages on behalf of the Company and the stockholders of the Company based on loss of the economic benefit of the Transactions to the Company and the stockholders of the Company to the fullest extent provided by Section 261(a)(1) of the DGCL), it being acknowledged and agreed that the Company will have the exclusive right to seek and obtain such damages on behalf of itself and the stockholders of the Company). Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 8.5(b) in lieu of terminating this Agreement pursuant to Section 7.1.

7.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(e);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c); or

(iii) (A) this Agreement is terminated pursuant to (1) Section 7.1(d) (but in the case of a termination by the Company, only if at such time Parent would not have been prohibited from terminating this Agreement pursuant to the proviso to Section 7.1(d)) or (2) Section 7.1(f) (arising solely from a breach of any covenant or agreement of the Company) or (3) Section 7.1(i), (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the Agreement Date (and shall not have publicly withdrawn such Acquisition Proposal) and prior to (1) in the case of this Agreement being subsequently terminated pursuant to Section 7.1(d), the End Date or (2) in the case of this Agreement being subsequently terminated pursuant to Section 7.1(f) or Section 7.1(i), the date on which the Agreement is terminated and (C) within 12 months after such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal, or shall have consummated an Acquisition Proposal (in each case, whether or not such Acquisition Proposal is the same Acquisition Proposal described in sub-clause (B) above); provided that for purposes of this clause (c) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 7.3(b), the Company shall pay (or cause to be paid) to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 7.3(b)(i), on the date that the Specified Agreement is executed (or if the Specified Agreement is executed on a day that is not a business day, the next business day), (y) in the case of Section 7.3(b)(ii), within two business days after such termination or (z) in the case of Section 7.3(b)(iii), within two business days after the entry into the definitive agreement with respect to the Acquisition Proposal or the consummation of the Acquisition Proposal (if earlier) referred to in subclause (iii)(C) above; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $78,400,000.00. In the event that Parent or its designee shall receive full payment pursuant to this Section 7.3(b), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective former, current or future officers, directors, partners, stockholders, equityholders, managers, members or Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 7.3(b) shall limit the rights of Parent or Purchaser under Section 8.5(b) or in the case of the Company’s Fraud or Willful Breach.

(c) In the event that (i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b) (to the extent the applicable order, decree, ruling or other action underlying such termination arises under the HSR Act); or (ii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(d), (B) at the time of such termination, the condition set forth in Section 6.1 (as it relates to the HSR Act) or the Regulatory Conditions (as such conditions relate to the HSR Act) have not been satisfied and (C) all of the other Offer Conditions (other than the Offer Conditions that are by their nature to be satisfied at the Offer Acceptance Time) have been satisfied or waived; then Parent will promptly pay or cause to be paid to the Company a cash amount equal to $100,800,000.00 (the “Reverse Termination Fee”), in cash, but in no event later than two business days after such termination. In the event that the Company or its designee shall receive full payment pursuant to this Section 7.3(c) and Section 7.3(d), the receipt of the Reverse Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by any Company Related Party or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company Related Parties or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 7.3(c) or Section 7.3(d) shall limit the rights of the Company under Section 8.5(b) or in the case of Parent’s or any of its Affiliates’ common law fraud or Willful Breach.

(d) Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 7.3(b) and any payments pursuant to Section 7.3(e) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, equityholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, however, that nothing in this Section 7.3(d) shall limit the rights of Parent or Purchaser under Section 8.5(b) or in the case of the Company’s Fraud or Willful Breach. The Company’s right to receive payment from Parent of the Reverse Termination Fee pursuant to Section 7.3(c) and any payments pursuant to Section 7.3(e) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, however, that nothing in this Section 7.3(c) shall limit the rights of the Company under Section 8.5(b) or in the case of Parent or its Affiliates’ Fraud or Willful Breach.

(e) The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, Parent or the Company, as applicable, commences a Legal Proceeding which results in a judgment against the other Party, the non-prevailing Party shall pay the other Party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

SECTION 8. MISCELLANEOUS PROVISIONS

8.1 Amendment. Prior to the Offer Acceptance Time, subject to Section 5.8(e), this Agreement may be amended by an instrument in writing signed on behalf of each of the Parties.

8.2 Waiver. At any time prior to the Effective Time, Parent or the Company may, subject to applicable Legal Requirements, (a) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Party or (c) waive compliance by the other Party with any of the agreements contained herein applicable to such Party or, except as otherwise provided herein, waive any of such Party’s conditions (it being understood that Parent and Purchaser shall be deemed a single Party for purposes of the foregoing). No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3 No Survival of Representations, Warranties or Covenants. None of the representations and warranties or covenants contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger, except for those covenants that expressly by their terms survive the Effective Time, this Section 8 and any applicable defined terms in Exhibit A.

8.4 Entire Agreement; Counterparts. This Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; and provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect except as to any breach of the Confidentiality Agreement occurring prior to the Effective Time. This Agreement may be executed in several counterparts, including by facsimile, by email with .pdf attachments, or by other electronic signatures (including, DocuSign and AdobeSign), each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

8.5 Applicable Laws; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement and all disputes, actions or Legal Proceedings (whether based on contract, tort or otherwise) based on, arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. Subject to Section 8.5(c), in any action or Legal Proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 8.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.8. The Parties agree that a final judgment in any such action or Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, at law or in equity, (ii) the provisions set forth in Section 7.3: (x) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement; and (y) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, none of the Company, Parent or Purchaser would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMISSIBLE UNDER THE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

8.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Purchaser may assign this Agreement to any of their Affiliates without consent (provided that such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement); provided that no such assignment or pledge permitted pursuant to this Section 8.6 shall relieve Parent or Purchaser of its obligations hereunder.

8.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Offer Acceptance Time and the Effective Time occurs (A) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable, (B) the right of the holders of Company Stock Awards to receive the Option Consideration and RSU Consideration pursuant to Section 2.8 and (C) the right of the holders of Warrants to receive the Warrant Consideration pursuant to Section 2.8; (ii) the provisions set forth in Section 5.8; and (iii) the limitations on liability of the Company Related Parties set forth in Section 7.3(d).

8.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission or (c) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that (i) in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties) and (ii) in the case of an email transmission, no “bounce back” or similar message of non-delivery is received with respect thereto:

if to Parent or Purchaser (or following the Effective Time, the Company):

GlaxoSmithKline LLC

2929 Walnut Street

Ste. 1700

Philadelphia, PA 19104

United States

Attention:  David Rea

Email:    [***]

with a copy to (which shall not constitute notice):

Allen Overy Shearman Sterling US LLP

599 Lexington Avenue

New York, New York 10022

United States

Attention:  Matthew Appleton

George Karafotias

Beth Troy

Email:    [***]

[***]

[***]

if to the Company (prior to the Effective Time):

RAPT Therapeutics, Inc.

561 Eccles Avenue

South San Francisco, California 94080

Attention: Brian Wong, MD, PhD; Michael Listgarten

Email: [***]

with a copy to (which shall not constitute notice):

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, California

94111-4004

Attention:  Jamie Leigh

Bill Roegge

Lindsey O’Crump

Courtney M.W. Tygesson

Email:    [***]

[***]

[***]

[***]

8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.10 Obligation of Parent. Parent shall ensure that Purchaser performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Purchaser under this Agreement, and Parent shall be jointly and severally liable with Purchaser for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

8.11 Guaranty. Ultimate Parent absolutely, unconditionally and irrevocably guarantees to the Company, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of Parent and Purchaser pursuant to this Agreement (the “Obligations”). In furtherance of the foregoing, Ultimate Parent acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against Ultimate Parent for the full amount of the Obligations, regardless of whether any action is brought against Parent. Except for the defense of payment, to the fullest extent permitted by Law, Ultimate Parent hereby expressly and unconditionally waives any and all rights or defenses arising by reason of any Law, promptness, diligence, notice of the acceptance of this guaranty and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, and notice of the Obligations incurred. Ultimate Parent is a public limited company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority to delivery and perform its obligations under this Section 8.11. Section 8.11 constitutes the legal, valid and binding obligation of Ultimate Parent, and, assuming due authorization, execution and delivery by the other Parties, is enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Assuming compliance with the applicable provisions of the HSR Act, the execution and delivery of this Agreement by Ultimate Parent for the purposes set forth herein will not cause a violation of any of the provisions of its organizational documents or any Law applicable to Ultimate Parent for such violations as would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Ultimate Parent to perform its obligations under this Section 8.11. No vote of Ultimate Parent’s shareholders is necessary to approve this Agreement or any of the Transactions.

8.12 Transfer Taxes. Except as expressly provided in Section 2.6(d), all transfer, documentary, sales, use, stamp, registration, value-added and other similar taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent and Purchaser when due.

8.13 Company Disclosure Letter. The disclosures set forth in any particular part or subpart of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties or covenants of the Company that are set forth in the corresponding section or subsection of this Agreement; and (b) any other representations and warranties or covenants of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties or covenants is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Letters shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

8.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, and the term “or” is not exclusive.

(d) As used in this Agreement, unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, unless otherwise indicated, the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”). When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(e) Except as otherwise specified, (i) references to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(f) References to “$” and “dollars” are to the currency of the United States of America.

(g) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(h) The phrases “made available” and “delivered,” when used in reference to anything made available to Parent, Purchaser or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to include (i) uploading anything in the virtual data room made available in connection with the Transactions, (ii) actually delivering (whether by physical or electronic delivery) anything, and (iii) publicly having made available anything in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(i) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(j) Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, the Parties agree that any rule of construction to the effect that ambiguities or questions of intent or interpretation are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

RAPT THERAPEUTICS, INC.

By:	/s/ Brian Wong
Name:	Brian Wong
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

GLAXOSMITHKLINE LLC

By:	/s/ Justin Huang
Name:	Justin Huang
Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

REDROSE ACQUISITION CO.

By:	/s/ Justin Huang
Name:	Justin Huang
Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

SOLEY FOR PURPOSES OF SECTION 8.11:

GSK PLC

By:	/s/ David Redfern
Name:	David Redfern
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“2025 Bonus Schedule” is defined in Section 5.7(a)(iv).

“2025 Option” is defined in Section 2.8(c).

“2025 RSU” is defined in Section 2.8(d).

“Acceptable Confidentiality Agreement” is defined in Section 5.3(a).

“Acquired Companies” is defined in Section 3.1(b).

“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition or exclusive license of or partnership, collaboration or revenue sharing arrangement with respect to, assets of the Company equal to 20% or more of the fair market value of the Company’s assets or to which 20% or more of the Company’s revenues or earnings are attributable, (B) issuance or acquisition of 20% or more of the outstanding Shares or securities convertible into outstanding Shares (in each case, on an as converted to common basis), (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares or securities convertible into outstanding Shares (in each case, on an as converted to common basis) or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares or securities convertible into outstanding Shares (in each case, on an as converted to common basis) or 20% or more of the aggregate voting power of the Company, the surviving entity or the resulting direct or indirect parent of the Company or the surviving entity, in each case other than the Transactions.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Agreement Date” is defined in the introductory paragraph to this Agreement.

“Anti-Corruption Laws” shall mean all Laws relating to bribery and corruption in the public or private sector, including the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the UK Bribery Act of 2010, and any applicable Laws of similar purpose or effect.

“Anti-Money Laundering Laws” shall mean all Laws relating to money laundering, terrorist financing, or financial recordkeeping and reporting, including the Money Laundering Control Act of 1986, the Uniting and Strengthening America by Providing Appropriate Tools to Restrict, Intercept, and Obstruct Terrorism Act of 2001 (the USA PATRIOT Act), and the UK Proceeds of Crime Act 2002.

“Antitrust and FDI Laws” shall collectively mean the Sherman Act of 1890, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, state Law and other applicable Laws and regulations (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization or abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly (the “Antitrust Laws”) and all Laws and orders issued by a Governmental Body relating to foreign investment or national security (the “FDI Laws”).

“Balance Sheet” is defined in Section 3.6.

“Biological Materials” shall mean any and all biological materials of human or animal origin (including tissues, cells, blood and blood components, plasma, serum, DNA/RNA, and bodily fluids).

“Biological Materials Data” shall mean any and all associated annotations and analyses derived from the relevant Biological Materials.

“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

“Burdensome Condition” is defined in Section 5.5(d).

“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in San Francisco, California or London, England are authorized or required by Law to be closed.

“Certificates” is defined in Section 2.6(b).

“Change in Circumstance” shall mean any event or, occurrence, fact, development or change in circumstances that materially affects the business, assets or operations of the Company that was neither known to the Company Board nor reasonably foreseeable as of or prior to the Agreement Date, which event, occurrence, fact or change becomes known to the Company Board prior to the Offer Acceptance Time, in each case other than (i) changes in the trading price or volume of Shares, in and of itself (however, the underlying reasons for such changes may constitute a Change in Circumstances), (ii) any Acquisition Proposal or any inquiry related thereto or (iii) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute a Change in Circumstances).

“Closing” is defined in Section 2.3(a).

“Closing Date” is defined in Section 2.3(a).

“Code” shall mean the Internal Revenue Code of 1986.

“Company” is defined in the preamble to this Agreement.

“Company Adverse Change Recommendation” is defined in Section 5.4(a).

“Company Associate” shall mean each current or former officer or other employee, or individual who is a current or former independent contractor, consultant or director of or to the Company.

“Company Board” is defined in Recital C.

“Company Board Recommendation” is defined in Recital C.

“Company Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

“Company Contract” shall mean any Contract to which the Company or a Subsidiary is a party, including all amendments, restatements or other modifications thereto or waivers thereunder.

“Company Data” is defined in Section 3.9(c).

“Company Disclosure Documents” is defined in Section 3.4(g).

“Company Disclosure Letter” is defined in Section 3.

“Company Equity Plans” shall mean the Company’s 2015 Stock Plan, 2019 Equity Incentive Plan, 2025 Equity Incentive Plan and Inducement Plan, in each case as may be amended or restated.

“Company IP” shall mean Company Owned IP and Company Licensed IP.

“Company Licensed IP” shall mean any and all Intellectual Property Rights licensed or purported to be licensed (whether on a non-exclusive or exclusive basis) to any of the Acquired Companies (other than such Intellectual Property Rights licensed under an Excluded In-bound License). For the avoidance of doubt, Company Licensed IP includes all Intellectual Property Rights licensed or purported to be licensed to the Company under the Jeyou License Agreement.

“Company Lease” shall mean any Company Contract pursuant to which the Company or a Subsidiary leases, subleases or sub-subleases Leased Real Property from another Person.

“Company Owned IP” shall mean any and all Intellectual Property Rights owned or purported to be owned to any of the Acquired Companies.

“Company Preferred Stock” shall mean the preferred stock, $0.0001 par value per share, of the Company.

“Company Registrations” is defined in Section 3.8(a).

“Company Stock Awards” shall mean Options and RSUs.

“Company Systems” shall mean the computer systems, servers, hardware, software, websites, networks, servers, workstations, and all other physical or virtual information technology equipment in all cases owned or licensed by the Acquired Companies and used by or at the direction of and on behalf of the Acquired Companies.

“Confidentiality Agreement” is defined in Section 5.1.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Continuing Employee” is defined in Section 5.7.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

“Converted Option” is defined in Section 2.8(c).

“Converted Option Cash Consideration” is defined in Section 2.8(c).

“Converted Option Payment Date” is defined in Section 2.8(c).

“Converted RSU” is defined in Section 2.8(d).

“Converted RSU Cash Consideration” is defined in Section 2.8(d).

“Converted RSU Payment Date” is defined in Section 2.8(d).

“Data Security Requirements” shall mean, to the extent governing the privacy, data protection or security of the relevant Personal Information, all applicable (i) Laws; (ii) external-facing written policies (including written privacy policies) and notices of the Company; and (iii) contractual requirements to which any of the Acquired Companies is a party and legally bound.

“Determination Notice” is defined in Section 5.4(b)(i).

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” is defined in Section 2.7.

“DOJ” shall mean the Antitrust Division of the U.S. Department of Justice.

“DSP” is defined in Section 3.9(d).

“DSP Covered Transaction” is defined in Section 3.9(d).

“DTC” is defined in Section 2.6(b).

“Effective Time” is defined in Section 2.3(b).

“Employee Plan” shall mean each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any compensation, employment, offer letter, consulting or independent contractor, salary, bonus, vacation, deferred compensation, change in control, transaction, retention, employee loan, tax gross-up, incentive compensation, stock purchase, stock option, equity or equity-based, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, material fringe benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other employee benefit plan, program, policy, agreement or arrangement, in each case, whether written or unwritten, funded or unfunded, that is sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any Company Associate or with respect to which the Company has any liability.

“Encumbrance” shall mean any lien, license, pledge, hypothecation, charge, royalty, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” is defined in Section 7.1(d).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” shall mean any federal, state, local or foreign Law concerning or relating to the environment (including ambient air, surface water, ground water, land surface or subsurface strata), pollution, human health, and worker health (including workplace industrial hygiene and fire safety), natural resources, including any Law relating to Hazardous Materials, or otherwise relating to the presence, generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ESPP” shall mean the Company’s Amended and Restated 2019 Employee Stock Purchase Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded In-bound Licenses” is defined in Section 3.8(e).

“Excluded Out-bound Licenses” is defined in Section 3.8(e).

“Excluded Shares” shall mean any Shares held by the Company (or held in the Company’s treasury), Parent, Purchaser, Ultimate Parent or any of their respective wholly owned Subsidiaries and any Dissenting Shares.

“Expiration Date” is defined in Section 1.1(c).

“Extension Deadline” is defined in Section 1.1(c).

“FDA” shall mean the U.S. Food and Drug Administration or any successor agency.

“Fraud” shall mean actual and intentional fraud under the laws of the State of Delaware by a party to this Agreement in any representation or warranty of such party in this Agreement; provided, under no circumstances shall “Fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, or other fraud or torts to the extent such other fraud or torts are based on recklessness or negligence.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” is defined in Section 3.4(b).

“GMP Regulations” shall mean the applicable Laws for current Good Manufacturing Practices promulgated by the FDA under the FDCA or PHS Act, the European Commissions or the European Medicines Agency under the European Union guidelines to Good Manufacturing Practice for medicinal products and any other applicable Governmental Body in each jurisdiction where the Company or a third party acting on its behalf is undertaking a clinical trial or any manufacturing activities as of or prior to the Effective Time.

“Good Clinical Practices” shall mean the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, including those standards contained in 21 C.F.R. Parts 50, 54, 56, and 312, and comparable standards of any other applicable Governmental Body providing review and approval of clinical trial protocols.

“Good Laboratory Practices” shall mean the FDA’s standards for conducting non-clinical laboratory studies, including those standards contained in 21 C.F.R. Part 58, and comparable standards of any other applicable Governmental Body providing review and approval of non-clinical laboratory studies.

“Good Reason” will have the meaning ascribed to such term (or any similar term) in any written agreement between the holder of a Converted Option and Parent or any of its Affiliates defining such term (or similar term) and, in the absence of such an agreement, such term means such holder’s resignation of service with Parent or any of its Affiliates following the occurrence of any of the following without such holder’s written consent: (i) relocation of such holder’s principal place of employment to a place that increases their one-way commute by more than 30 miles as compared to such holder’s then current principal place of employment immediately prior to such relocation; or (ii) a reduction of at least 10% of such holder’s base salary or base compensation; provided, however, that in order to resign for Good Reason, such holder must (1) provide written notice to the Company within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for such holder’s resignation, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, such holder’s resignation from all positions such holder then holds with the Company is effective not later than 90 days after the expiration of the cure period.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any applicable: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal; or (d) multinational or supranational body exercising legislative, judicial, administrative, arbitrative or regulatory powers.

“Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law, regulated by any Governmental Body, or capable of causing harm to human health or the environment, and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos and asbestos-containing material, mold, radioactive material, polychlorinated biphenyls, urea formaldehyde, per- and polyfluoroalkyl substances (PFAS), radon gas, noise, odor, vibration, petroleum or petroleum-derived substance or waste.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-bound License” is defined in Section 3.8(e).

“Indebtedness” shall mean (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases) or (d) any guaranty of any such obligations described in clauses “(a)” through “(c)” of any Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business and that are not more than ninety (90) days past due).

“Indemnified Persons” is defined in Section 5.8(a).

“Indemnifying Parties” is defined in Section 5.8(b).

“Intellectual Property Rights” shall mean any and all intellectual property and any and all related rights, title, and interests (past, present, and future) of the following types, which may exist or be created under the laws of any jurisdiction in the world, including: (a) rights associated with works of authorship (whether or not copyrightable), including exclusive exploitation rights, copyrights, moral rights, software, data, databases and database rights, mask works, models, and model parameters and weights; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers domain names and URLs, and social media identifiers and accounts, and similar rights to any of the foregoing and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques, formulations, compositions of matter and other forms of technology; (d) patents and patent applications (including provisional, non-provisional and international applications under the PCT), design and plant patents and applications therefor, utility models and applications therefor, inventor’s certificates and applications therefor, and all counterparts, divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, reviews and certificates of correction, together with all renewals, extensions and restorations (including patent term extensions, supplementary protection certificates and pediatric extensions), and all rights to claim priority relating to any of the foregoing (“Patents”); (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of publicity, including those regarding the name, likeness, photograph, voice, and identity of individuals; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, non-provisionals, continuations, continuations-in-part, divisionals, or reissues of, reexaminations, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“Involuntary Termination” shall mean, with respect to any holder of a Converted Option, a termination of such holder’s service with Parent or any of its Affiliates without Cause (as defined in the Company’s 2025 Equity Incentive Plan), including due to death, or such holder’s resignation of such service for Good Reason.

“IRS” shall mean the Internal Revenue Service.

“Jeyou” shall mean Shanghai Jeyou Pharmaceutical Co., Ltd. (f/k/a Shanghai Jemincare Pharmaceutical Co., Ltd.).

“Jeyou License Agreement” shall mean the License Agreement by and between Jeyou and the Company, dated as of December 22, 2024, as amended.

“knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry to such Entity’s employees with direct responsibility for the applicable matter in question. With respect to matters involving Intellectual Property Rights, knowledge does not require that any of such Entity’s executive officers conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any intellectual property clearance searches, and no knowledge of any third party Intellectual Property Rights that would have been revealed by such inquiries, opinions or searches will be imputed to such executive officers; provided that any actual knowledge revealed by such inquiries, opinions or searches that have been conducted or obtained will not be excluded from the term as a result of this sentence.

“Law” any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, legally binding guidance, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

“Leased Real Property” is defined in Section 3.7(b).

“Legal Proceeding” shall mean any action, suit, charge, claim, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination, investigation or administrative enforcement proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“License Counterparties” shall mean any third party (i) with which any Acquired Company has entered into a Contract that relates to the material research, development, supply, manufacturing, testing, commercialization, or other exploitation of any Product or any related product or product candidate, or (ii) who is party to a Company In-bound License or Company Out-bound License.

“Material Adverse Effect” shall mean any fact, event, occurrence, effect, change, development or circumstance (each, an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Acquired Companies (taken as a whole); provided, however, that none of the following, and no Effect arising out of, relating to or resulting from the following, shall be deemed in and of themselves, either alone or in combination, to be or constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect: (i) general economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets or in the industry in which the Acquired Companies operate, in each case in the United States or any other country or region; (ii) any Effect arising directly or indirectly from or otherwise relating to changes in interest rates, inflation rates, tariffs or fluctuations in the value of any currency; (iii) any Effect in general regulatory, legislative or political conditions in the United States or any other country or region in the world; (iv) any act of terrorism, war, civil unrest, national or international calamity, cyber-intrusion, weather, earthquakes, hurricanes, tornados, natural disasters, climatic conditions, pandemic or epidemic or any other similar event (and any escalation or worsening of any of the foregoing); (v) any change in, or any compliance with or action taken for the purpose of complying with, any Laws or GAAP, or interpretations of any Laws or GAAP; (vi) any change in the market price, credit rating or trading volume of the Company’s stock or other securities or any change affecting the ratings or the ratings outlook for the Company (provided that the underlying factors contributing to any such change shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse

Effect); (vii) any Effect arising out of or relating to the announcement, execution, pendency or performance of this Agreement and the Transactions, including (A) any claim or Legal Proceeding arising out of or related to this Agreement or the Transactions, (B) any change in customer, supplier, distributor, employee, financing source, stockholder, regulatory, partner or similar relationships of the Acquired Companies resulting therefrom or (C) any Effect that arises out of or relates to the identity of, or any facts or circumstances relating to, Parent or any of its Affiliates; provided, that this foregoing clause (vii) shall not apply with respect to any representation or warranty that expressly addresses the consequences of the announcement of, or the compliance with, this Agreement, or the pendency or consummation of the transactions contemplated hereby or with respect to the condition set forth in clause (B)(g) of Annex I, solely to the extent it relates to such representations and warranties; (viii) any action taken (or not taken) by the Acquired Companies that is required to be taken (or not taken) pursuant to this Agreement, or is consented to by Parent (including the failure of any Acquired Company to take any action which it is prohibited from taking under this Agreement if the Company seeks in writing Parent’s consent to take such action and Parent fails to grant such consent); (ix) any failure by the Company to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying factors contributing to any such failure shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (x) (A) any regulatory, manufacturing or clinical Effect resulting directly or indirectly from any nonclinical or clinical studies sponsored by the Company or any competitor of the Company, results of meetings with the FDA or other Governmental Body (including any communications from any Governmental Body in connection with such meetings), or any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations with respect to the Company’s or any competitor’s product candidates, (B) the determination by, or the delay of a determination by, the FDA or any other Governmental Body, or any panel or advisory body empowered or appointed thereby, with respect to the clinical hold, acceptance, filing, designation, approval, clearance, non-acceptance, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance of any of the Company’s or any competitor’s product candidates, (C) FDA or other Governmental Body approval (or other clinical or regulatory developments), market entry or threatened market entry of any product competitive with or related to any of the Company’s products or product candidates, or any guidance, announcement or publication by the FDA or other Governmental Body relating to any product candidates of the Company or any competitor, or (D) any manufacturing or supply chain disruptions or delays in manufacturing validation affecting products or product candidates of the Company or developments relating to reimbursement, coverage or payor rules with respect to any product or product candidates of the Company or the pricing of products; provided that that this foregoing clause (x) shall not apply (I) with respect to any representation or warranty contained in Section 3.13 or 3.15 or with respect to the condition set forth in clause (B)(g) of Annex I, solely to the extent it relates to such representations and warranties, or (II) to the extent that such Effect would reasonably be expected to result in (1) a termination or material diminution of the Company’s rights under the Jeyou License Agreement or (2) a clinical hold or termination of any Company or Jeyou sponsored clinical trial for ozureprubart; provided, further that any Effect referred to in the foregoing clauses (i) through (vi) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect to the extent such Effect has a disproportionate adverse impact on the Acquired Companies (taken as a whole) as compared to other similarly situated participants in the industries in which the Acquired Companies operate (in which case any such incremental disproportionate adverse impact (and only such incremental disproportionate adverse impact) may be taken into account in determining whether there is, or would reasonably be expected to be a Material Adverse Effect).

“Material Contract” is defined in Section 3.10(a).

“Merger” is defined in Recital B.

“Merger Consideration” is defined in Section 2.5(a)(iv).

“Minimum Condition” is defined in Annex I.

“Nasdaq” shall mean the Nasdaq Global Market, or any successor inter-dealer quotation system operated by Nasdaq, Inc., or any successor thereto.

“Obligor” is defined in Section 8.11.

“Offer” is defined in Recital A.

“Offer Acceptance Time” is defined in Section 1.1(h).

“Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

“Offer Conditions” is defined in Section 1.1(b).

“Offer Documents” is defined in Section 1.1(e).

“Offer Price” is defined in Recital A.

“Offer to Purchase” is defined in Section 1.1(b).

“Open Source Software” shall mean any software that contains, or is derived in any manner from, in whole or in part, any software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models that (i) requires the licensing or distribution of source code to any other Person; (ii) prohibits or limits the receipt of consideration in connection with sublicensing or distributing any software; (iii) except as specifically permitted by applicable Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any software; or (iv) requires the licensing of any software to any other Person for the purpose of making derivative works.

“Options” shall mean all outstanding options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted), in each case other than the Warrants.

“Option Consideration” is defined in Section 2.8(a).

“Order” is defined in Section 3.20(b).

“Out-bound License” is defined in Section 3.8(e).

“Parent” is defined in the preamble to this Agreement.

“Parent Material Adverse Effect” shall mean any Effect that would individually or in the aggregate with any other Effects, prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Transactions prior to the End Date or perform their respective obligations under the Agreement or the other agreements executed in connection with the Transactions to which Parent or Purchaser is a Party.

“Parent Related Parties” is defined in Section 7.3(b).

“Parties” shall mean Parent, Purchaser and the Company.

“Paying Agent” is defined in Section 2.6(a).

“Paying Agent Agreement” is defined in Section 2.6(a).

“Payment Fund” is defined in Section 2.6(a).

“Permitted Encumbrance” shall mean (a) any Encumbrance that arises out of Taxes either not delinquent, or the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (d) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of the Company, (e) any non-exclusive license of Intellectual Property Rights granted to service providers of the Company in the ordinary course of business solely for the purpose of such service providers performing services for an Acquired Company and (f) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” shall mean data or other information that is protected by or subject to applicable Law that governs its privacy or security, including any such information or data that is defined as “personal information”, “personal data”, “personally identifiable information”, or “protected health information”, or equivalent term under applicable Law.

“Pre-Closing Period” is defined in Section 5.1.

“Process” shall mean any operation or set of operations that is performed on data or Company Systems, including access, collection, use, processing, securing, storage, transfer, disclosure, destruction, modification, or disposal.

“Product” shall mean any product or product candidate, including ozureprubart, that is being developed, commercialized, manufactured, sold or distributed by or on behalf of any Acquired Company as of the Agreement Date.

“Purchaser” is defined in the preamble to this Agreement.

“Reference Date” shall mean the business day immediately prior to the Agreement Date.

“Registered IP” shall mean all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.

“Regulatory Burden” is defined in Section 5.5(e).

“Regulatory Conditions” is defined in Annex I.

“Release” shall mean any actual or threatened presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment or any natural or manmade structure, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“Reverse Termination Fee” is defined in Section 7.3(c).

“RSU” is defined in Section 2.8(b).

“RSU Consideration” is defined in Section 2.8(b).

“Sanctioned Country” shall mean any country or territory targeted by comprehensive, country-wide, or territory-wide Sanctions, including Cuba, Iran, North Korea, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine.

“Sanctioned Person” shall mean any Person that is: (a) designated on any Sanctions-related list maintained by any Sanctions Authority; (b) organized or ordinarily located, operating, or resident in, or a Governmental Body of, any Sanctioned Country; (c) directly or indirectly 50% or more owned or otherwise controlled by, or acting on behalf of, any of the foregoing; or (d) otherwise the target of any Sanctions.

“Sanctions Authority” shall mean: (a) the United States (including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State); (b) the United Nations Security Council; (c) the United Kingdom (including His Majesty’s Treasury); and (d) the European Union and its member states.

“Sanctions” shall mean economic, financial, or trade sanctions Laws, embargoes, or other restrictive measures administered, enacted, or enforced by any Sanctions Authority.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“Schedule 14D-9” is defined in Section 1.2(a).

“Schedule TO” is defined in Section 1.1(e).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Security Incident” shall mean any actual (i) phishing incident, ransomware or malware attack affecting any Company Systems; or (ii) breach of security that led to Personal Information being Processed (including any exfiltration or disclosure) in an unauthorized or unlawful manner (whether any of the foregoing was possessed or controlled by the Company or by another Person at the direction of and on behalf of the Company).

“Specified Agreement” is defined in Section 7.1(e).

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal providing for a transaction or series of related transactions that the Company Board (or committee thereof) determines in its good faith judgment, after consultation with its outside legal counsel and its financial advisors, (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal, including all conditions contained therein, that the Company Board deems relevant and (b) if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacities as such) from a financial point of view than the Transactions (following any proposed revisions thereto pursuant to Section 5.4); provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”.

“Surviving Corporation” is defined in Recital B.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

“Tax” shall mean any United States federal, state, local or non-U.S. tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax and any duty, tariff, impost or other similar charge in the nature of a tax), including any interest, penalty or addition thereto, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Tender and Support Agreements” is defined in Recital F.

“Termination Date” is defined in Section 7.1.

“Termination Fee” is defined in Section 7.3(b).

“Trade Control Laws” shall mean all export control, import control, customs, and anti-boycott Laws administered, enacted, or enforced by the United States, including the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce, the Uyghur Forced Labor Prevention Act, and the customs laws set forth at Title 19 of the U.S. Code.

“Transactions” shall mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement, including the Offer and the Merger.

“Ultimate Parent” is defined in the preamble to this Agreement.

“Warrant Consideration” is defined in Section 2.8(f).

“Warrants” shall mean all outstanding warrants to purchase Shares, including without limitation, the Warrants to purchase the Shares listed on Section 3.3(f) of the Company Disclosure Letter.

“Willful Breach” shall mean a material breach of this Agreement that is a consequence of an intentional act or intentional failure to act undertaken by the breaching Party with actual knowledge that such breaching Party’s act or failure to act would or would reasonably be expected to result in or constitute a breach of this Agreement.

EXHIBIT B

STATE OF DELAWARE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

1. The name of the corporation is RAPT Therapeutics, Inc.

2. The registered office of the corporation in the State of Delaware is located at 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Zip Code 19808. The name of the registered agent at such address upon whom process against this corporation may be served is Corporation Service Company.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total amount of stock this corporation is authorized to issue is 1,000 shares of common stock (number of authorized shares) with a par value of $0.0001 per share.

B-1

EXHIBIT C

AMENDED AND RESTATED BY-LAWS

OF

RAPT THERAPEUTICS, INC.

ARTICLE I

OFFICES

SECTION 1.1 REGISTERED OFFICE. The registered office shall be established and maintained at the office of Corporation Service Company, in the City of Wilmington, in the county of New Castle, in the State of Delaware, and said corporation shall be the registered agent of this corporation in charge thereof.

SECTION 1.2 OTHER OFFICES. The corporation may have other offices, either within or without the State of Delaware, at such place or places as the board of directors may from time to time appoint or the business of the corporation may require.

ARTICLE II

MEETING OF STOCKHOLDERS

SECTION 2.1 ANNUAL MEETINGS. Annual meetings of stockholders for the election of directors and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the board of directors may designate.

SECTION 2.2 OTHER MEETINGS. Meetings of stockholders for any purpose other than the election of directors may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of meeting.

SECTION 2.3 VOTING.

(a) Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation and in accordance with the provisions of these By-laws shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. Upon the demand of any stockholder, the vote for directors and the vote upon any question before the meeting, shall be by ballot. All elections for directors shall be decided by plurality vote; all other matters shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.

(b) A complete list of the stockholders entitled to vote at the ensuing election, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

SECTION 2.4 QUORUM. Except as otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the presence, in person or by proxy, of stockholders holding a majority of the stock of the corporation entitled to vote shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted which might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

SECTION 2.5 SPECIAL MEETINGS. Special meetings of the stockholders for any purpose or purposes may be called by the President or Secretary, or by resolution of the board of directors.

SECTION 2.6 NOTICE OF MEETINGS. Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat at his or her address as it appears on the records of the corporation, not less than ten nor more than sixty days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat.

SECTION 2.7 ACTION WITHOUT MEETING. Unless otherwise provided by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS

SECTION 3.1 NUMBER AND TERM. The number of directors shall be at least one person. The number of directors shall be determined by the board of directors or by the stockholders. The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until his or her successor shall be elected and shall qualify. Directors need not be stockholders.

SECTION 3.2 RESIGNATIONS. Any director, member of a committee or other officer may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President or Secretary. The acceptance of a resignation shall not be necessary to make it effective.

SECTION 3.3 VACANCIES. Vacancies on the board of directors or any committee thereof and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining directors in office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen.

SECTION 3.4 REMOVAL.

(a) Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of all the shares of stock outstanding and entitled to vote, at a special meeting of the stockholders called for the purpose and the vacancies thus created may be filled, at the meeting held for the purpose of removal, by the affirmative vote of a majority in interest of the stockholders entitled to vote.

(b) Unless the Certificate of Incorporation otherwise provides, stockholders may effect removal of a director who is a member of a classified board of directors only for cause. If the Certificate of Incorporation provides for cumulative voting and if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or if there be classes of directors, at an election of the class of directors of which he or she is a part.

(c) If the holders of any class or series are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, these provisions shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.

SECTION 3.5 POWERS. The board of directors shall exercise all of the powers of the corporation except such as are by law, or by the Certificate of Incorporation of the corporation or by these By-Laws conferred upon or reserved to the stockholders.

SECTION 3.6 COMMITTEES.

(a) The board of directors may, by resolution or resolutions passed by a majority of the whole board, designate one or more committees, each committee to consist of two or more directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

(b) Any such committee, to the extent provided in the resolution of the board of directors, or in these By-Laws, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the By-Laws of the corporation; and, unless the resolution, these By-Laws, or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

SECTION 3.7 MEETINGS.

(a) The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders; or the time and place of such meeting may be fixed by consent in writing of all the directors.

(b) Regular meetings of the directors may be held without notice at such places and times as shall be determined from time to time by resolution of the directors.

(c) Special meetings of the board may be called by the President or by the Secretary on the written request of any two directors on at least two days’ notice to each director and shall be held at such place or places as may be determined by the directors, or shall be stated in the call of the meeting.

(d) Unless otherwise restricted by the Certificate of Incorporation or by these By-Laws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 3.8 QUORUM. A majority of the directors shall constitute a quorum for the transaction of business. If at any meeting of the board of directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned.

SECTION 3.9 COMPENSATION. Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the board a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

SECTION 3.10 ACTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting, if prior to such action a written consent thereto is signed by all members of the board, or of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the board or committee.

ARTICLE IV

OFFICERS

SECTION 4.1 OFFICERS. The officers of the corporation shall be a President, a Treasurer, and a Secretary, all of whom shall be elected by the board of directors and who shall hold office until their successors are elected and qualified. In addition, the board of directors may elect a Chairman, President, one or more Vice-Presidents and such Assistant Secretaries and Assistant Treasurers as they may deem proper. None of the officers of the corporation need be directors. The officers shall be elected at the first meeting of the board of directors after each annual meeting. More than two offices may be held by the same person.

SECTION 4.2 OTHER OFFICERS AND AGENTS. The board of directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board of directors.

SECTION 4.3 TERM OF OFFICE; RESIGNATION; REMOVAL; VACANCIES. Unless otherwise provided in the resolution of the board of directors electing any officer, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the board of directors or to the President or the Secretary of the corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The board may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise may be filled by the board at any regular or special meeting.

SECTION 4.4 POWER. All officers of the corporation shall have such authority and perform such duties in the management and operation of the corporation as shall be prescribed in these by-laws or the resolutions of the board of directors designating and choosing such officers and prescribing their authority and duties, and shall have such additional authority and duties as are incident to their office except to the extent that such resolutions may be inconsistent therewith. The duly elected officers of the corporation are hereby authorized generally to act on behalf of the corporation, including without limitation, in the signing and executing of deeds, mortgages and all other forms of contracts and undertakings in the name and on behalf of the corporation, and to cause the seal of the corporation to be affixed to any instrument thereof. The Secretary or an Assistant Secretary of the corporation shall record all of the proceedings of all meetings and actions in writing of directors, and committees of directors, and shall exercise such additional authority and perform such additional duties as the board of directors shall assign to such Secretary or Assistant Secretary. The Chairman of the board of directors, if one be elected, shall preside at all meetings of the board of directors and the Chairman shall have and perform such other duties as from time to time may be assigned to him or her by the board of directors. In the Chairman’s absence, the President shall preside such meetings.

ARTICLE V

INDEMNIFICATION

SECTION 5.1 The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any other by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

SECTION 5.2 INDEMNIFICATION. The corporation shall, to the maximum extent permitted under the General Corporation Law of the State of Delaware and except as set forth below, indemnify and upon request advance expenses to each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or investigation, whether civil, criminal or administrative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in this Article, the corporation shall not indemnify an Indemnitee seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by the Indemnitee unless the initiation thereof was (i) approved by the board of directors; (ii) such indemnification is expressly required to be made by law; and (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the General Corporation Law of the State of Delaware or any other applicable law.

SECTION 5.3 DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION. Any indemnification under Section 5.1 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because such person has either met the applicable standard of conduct set forth in this Article and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

(i)	by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or

(ii)	by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; or

(iii)	if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

(iv)	by the holders of the common stock.

SECTION 5.4 Enforcement. Any right to indemnification or advances granted by this Article to an Indemnitee shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the General Corporation Law of the State of Delaware or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an Indemnitee (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Indemnitee is or was acting in an authorized role as an Indemnitee of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware or any other applicable law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by an Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the corporation.

SECTION 5.5 ADVANCE OF EXPENSES. Notwithstanding any other provisions of these By-Laws, the Certificate of Incorporation of the corporation, or any agreement, vote of stockholders or disinterested directors, or arrangement to the contrary, the corporation may advance payment of expenses incurred by an Indemnitee in advance of the final disposition of any matter only to the extent such advance is not prohibited by applicable law, and then only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of the Indemnitee to make such repayment.

SECTION 5.6 SUBSEQUENT AMENDMENT. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

SECTION 5.7 OTHER RIGHTS. This corporation may, to the extent authorized from time to time by its board of directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

SECTION 5.8 MERGERS OR CONSOLIDATION. If the corporation is merged into or consolidated with another corporation and the corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

SECTION 5.9 SAVINGS CLAUSE. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each Indemnitee as to any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

SECTION 5.10 SCOPE OF ARTICLE. Indemnification and advancement of expenses, as authorized by the preceding provisions of this Article, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by or granted pursuant to this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an authorized representative and shall inure to the benefit of the heirs, executors and administrators of such a person.

SECTION 5.11 INSURANCE. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1 UNCERTIFICATED AND CERTIFICATED STOCK. The shares of the corporation shall be uncertificated; provided, that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of stock of the corporation shall be represented by certificates. Each certificate representing stock of the corporation shall be signed by or in the name of the corporation by the Chairman or Vice Chairman of the board of directors, if they be elected, President or Vice-President, and the Treasurer or an Assistant Treasurer, or Secretary or an Assistant Secretary, certifying the number of shares owned by the applicable holder of stock represented by such certificate. Any or all of the signatures may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

SECTION 6.2 LOST CERTIFICATES. Uncertificated shares (or a new certificate of stock, if the board of directors has provided by resolution or resolutions that some or all of the class or series of stock of the corporation to which such shares belong shall be certificated shares) may be issued in the place of any certificate theretofore issued by the corporation, alleged to have been lost or destroyed, and the directors may, in their discretion, require the owner of the lost or destroyed certificate, or his or her legal representatives, to give the corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate or uncertificated shares.

SECTION 6.3 TRANSFER OF SHARES. The shares of stock of the corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives. With respect to shares of stock represented by certificates, upon such transfer the old certificates shall be surrendered to the corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the directors may designate, by whom they shall be cancelled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

SECTION 6.4 STOCKHOLDERS RECORD DATE. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

SECTION 6.5 DIVIDENDS. Subject to the provisions of the Certificate of Incorporation, the board of directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of the corporation as and when they deem expedient. Before declaring any dividend there may be set apart out of any funds of the corporation available for dividends, such sum or sums as the directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the directors shall deem conducive to the interests of the company.

SECTION 6.6 SEAL. The corporate seal, if any, shall be circular in form and shall contain the name of the corporation, the year of its creation and the words “CORPORATE SEAL DELAWARE ”. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

SECTION 6.7 FISCAL YEAR. The fiscal year of the corporation shall be determined by resolution of the board of directors.

SECTION 6.8 CHECKS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall be determined from time to time by resolutions of the board of directors.

SECTION 6.9 NOTICE AND WAIVER OF NOTICE.

(a) Whenever any notice is required by these By-Laws to be given, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the corporation, and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by Statute.

(b) Whenever any notice whatever is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the corporation or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE VII

AMENDMENTS

These By-Laws may be altered or repealed and By-Laws may be made at any annual meeting of the stockholders or at any special meeting thereof if notice of the proposed alteration or repeal or By-Law or By-Laws to be made be contained in the notice of such special meeting, by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote thereat, or by the affirmative vote of a majority of the board of directors, at any regular meeting of the board of directors, or at any special meeting of the board of directors, if notice of the proposed alteration or repeal, or By-Law or By-Laws to be made, be contained in the notice of such special meeting.

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below. Accordingly, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any validly tendered (and not validly withdrawn) Shares, and, to the extent permitted by this Agreement, may (i) terminate the Offer: (A) upon termination of this Agreement; and (B) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of this Agreement) or (ii) amend the Offer as otherwise permitted by this Agreement, if: (A) the Minimum Condition shall not be satisfied as of one minute following 11:59 p.m. Eastern Time on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(b)” through “(h)” below shall not be satisfied or waived in writing by Parent as of one minute following 11:59 p.m. Eastern Time on the Expiration Date of the Offer:

(a) there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent or any of its wholly owned Subsidiaries (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), would represent a majority of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

(b) (i) the representations and warranties of the Company as set forth in Section 3.1(a) and (b) (Due Organization; Subsidiaries, Etc.), subsections (a) (second sentence only), (b), (c) (second and last sentences only) and (e) of Section 3.3 (Capitalization, Etc.), Section 3.21 (Authority; Binding Nature of Agreement) and Section 3.23 (Merger Approval) shall be accurate in all material respects at and as of the Offer Acceptance Time as if made on and as of such time (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(i)) only as of such date);

(ii) the representations and warranties of the Company set forth in the first sentence of Section 3.5(a) (Absence of Changes) shall be accurate at and as of the Offer Acceptance Time as if made on and as of such time (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(ii)) only as of such date);

(iii) the representations and warranties of the Company as set forth in subsections (a) (first sentence only), (c) (first sentence only) and (d) of Section 3.3 (Capitalization, Etc.) shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except to the extent the failures of such representations and warranties to be true and correct individually and in the aggregate are de minimis (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable de minimis standard as set forth in this clause (b)(iii)) only as of such date); and

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(iv) the representations and warranties of the Company as set forth in this Agreement (other than those referred to in clauses “(i)”, “(ii)” and “(iii)” above) shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except that any inaccuracies in such representations and warranties shall be disregarded if such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded (except in the case of the standard for what constitutes a defined term hereunder and the use of such defined term herein) and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(iv)) only as of such date);

(c) the Company shall have complied with, or performed, in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d) Parent and Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses “(b)” and “(c)” above and clause “(g)” below have been duly satisfied;

(e) any applicable waiting period (and any extensions thereof) under the HSR Act, and any timing agreement mutually entered by Parent and the Company with a Governmental Body to not consummate the Offer or the Merger, shall have expired or been terminated;

(f) there shall not have been issued by any court of competent jurisdiction and remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger nor shall any applicable Law have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which remains in effect and prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger (the conditions in clauses “(e)” and “(f)” (in case of “(f)”, as such condition relates to the HSR Act), the “Regulatory Conditions”);

(g) since the Agreement Date, there shall not have occurred a Material Adverse Effect that is continuing; and

(h) this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the benefit of Parent and Purchaser and, except for the Minimum Condition and the conditions set forth in clauses “(e)” and “(f)” and “(h)” above, may be waived (where permitted by applicable Law) by Parent or Purchaser in whole or in part at any time or from time to time prior to the Expiration Date, in each case, subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.

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